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Exhibit (a)(1)(i)

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer, accountant or other professional advisor. The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Class A Subordinate Voting Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, Magna may, in its sole discretion, take such action as it may deem necessary to extend the Offer to such shareholders in such jurisdiction.

MAGNA INTERNATIONAL INC.

OFFER TO PURCHASE UP TO 20,000,000 OF ITS CLASS A SUBORDINATE VOTING SHARES,
FOR NOT MORE THAN U.S.$1,536,600,000 IN CASH,
AT A PURCHASE PRICE OF NOT LESS THAN U.S.$76.50 AND NOT MORE THAN U.S.$91.50
PER CLASS A SUBORDINATE VOTING SHARE

Magna International Inc. ("Magna" or the "Corporation") hereby offers (the "Offer") to purchase from holders ("Class A Shareholders") of Class A Subordinate Voting Shares in the capital of Magna (the "Class A Subordinate Voting Shares") up to 20,000,000 Class A Subordinate Voting Shares, for an aggregate purchase price not exceeding U.S.$1,536,600,000, pursuant to (i) auction tenders at prices specified by the depositing Class A Shareholders of not less than U.S.$76.50 and not more than U.S.$91.50 per Class A Subordinate Voting Share ("Auction Tenders"), in increments of U.S.$0.10 per Class A Subordinate Voting Share, as specified by such Class A Shareholder, or (ii) purchase price tenders without specifying a price ("Purchase Price Tenders"), in either case upon the terms and subject to the conditions set forth in this offer to purchase (the "Offer to Purchase") and Circular (the "Circular") and in the accompanying letter of transmittal (the "Letter of Transmittal"). Class A Shareholders who wish to deposit Class A Subordinate Voting Shares without specifying a price at which such Class A Subordinate Voting Shares may be purchased by the Corporation, should make a Purchase Price Tender. Under a Purchase Price Tender, Class A Subordinate Voting Shares will be purchased at the Purchase Price determined as provided herein. Class A Shareholders who validly deposit Class A Subordinate Voting Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender, or who specify that they are making an Auction Tender but fail to specify a price for such Auction Tender, will be deemed to have made a Purchase Price Tender.

The Offer expires at 5:00 p.m. (Toronto time) (the "Expiration Time") on September 20, 2007, unless extended (the "Expiration Date").

Magna reserves the right to withdraw the Offer and not take up and pay for any Class A Subordinate Voting Shares deposited under the Offer unless the conditions described in Section 5 of the Offer to Purchase, "Certain Conditions of the Offer", are satisfied or waived. Among others, Magna's obligation to take up and pay for any Class A Subordinate Voting Shares deposited under the Offer is subject to the condition that its proposed arrangement transaction (the "Arrangement") involving a strategic alliance with, and investment by, Open Joint Stock Company Russian Machines ("Russian Machines") is approved and completed. See Magna's Management Information Circular/Proxy Statement dated July 25, 2007 for information concerning the proposed Arrangement (the "Arrangement Circular").

Magna will determine a single price per Class A Subordinate Voting Share (the "Purchase Price"), which will be not less than U.S.$76.50 and not more than U.S.$91.50, that it will pay for each Class A Subordinate Voting Share deposited pursuant to the Offer, taking into account the number of Class A Subordinate Voting Shares deposited pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by Class A Shareholders making Auction Tenders. Class A Subordinate Voting Shares deposited pursuant to Purchase Price Tenders will be deemed, for purposes of determining the Purchase Price, to have been deposited at a price of U.S.$76.50 per Class A Subordinate Voting Share (the minimum Purchase Price under the Offer). The Purchase Price will be the lowest price between U.S.$76.50 and U.S.$91.50 at which Class A Subordinate Voting Shares have been validly deposited, or have been deemed to be deposited, that will enable Magna to purchase the maximum number of Deposited Shares having an aggregate purchase price not exceeding U.S.$1,536,600,000. Class A Subordinate Voting Shares deposited by Class A Shareholders pursuant to Auction Tenders will not be purchased by Magna pursuant to the Offer if the price specified by Class A Shareholders with respect to such Class A Subordinate Voting Shares is greater than the Purchase Price.

Each Class A Shareholder who has validly deposited Class A Subordinate Voting Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender and who has not validly withdrawn such Class A Subordinate Voting Shares will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Class A Subordinate Voting Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to pro ration described herein. Magna will first accept for purchase Class A Subordinate Voting Shares validly deposited by any Class A Shareholder who beneficially holds, as of the close of business on the Expiration Date, fewer than 100 Class A Subordinate Voting Shares ("Odd Lots") and who deposits all such Class A Subordinate Voting Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender and who checks, in either case, Box C, "Odd Lots" in the accompanying Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Class A Shareholders depositing Class A Subordinate Voting Shares pursuant to Auction Tenders at U.S.$76.50 per Class A Subordinate Voting Share (the minimum purchase price under the Offer) and Class A Shareholders depositing Class A Subordinate Voting Shares pursuant to Purchase Price Tenders can reasonably expect to have such Class A Subordinate Voting Shares purchased at the Purchase Price if any Class A Subordinate Voting Shares are purchased under the Offer (subject to the pro ration provisions and the preferential acceptance of Odd Lots described herein).

If more Class A Subordinate Voting Shares are validly deposited for purchase at the Purchase Price than can be purchased for U.S.$1,536,600,000 or if more than 20,000,000 Class A Subordinate Voting Shares are validly deposited pursuant to the Offer, the deposited Class A Subordinate Voting Shares will be purchased on a pro rata basis according to the number of Class A Subordinate Voting Shares validly deposited, or deemed to be deposited, by Class A Shareholders pursuant to the Offer, except that deposits by holders of Odd Lots will not be subject to pro ration. See Section 2 of the Offer to Purchase, "Number of Class A Subordinate Voting Shares; Pro Ration".

Magna will return all Class A Subordinate Voting Shares not purchased under the Offer, including Class A Subordinate Voting Shares deposited pursuant to Auction Tenders at prices greater than the Purchase Price and Class A Subordinate Voting Shares not purchased because of pro ration, promptly after the Expiration Date.

The Class A Subordinate Voting Shares are listed and posted for trading on the Toronto Stock Exchange ("TSX") under the symbol "MG.A" and on the New York Stock Exchange ("NYSE") under the symbol "MGA". On August 10, 2007, the last trading day immediately prior to the announcement of the pricing of the Offer, the closing price per Class A Subordinate Voting Share on the TSX and the NYSE was Cdn.$89.11 and U.S.$84.00, respectively.

Neither Magna nor its Board of Directors makes any recommendation to any Class A Shareholder as to whether to deposit or refrain from depositing any or all of such Class A Shareholder's Class A Subordinate Voting Shares pursuant to the Offer. Class A Shareholders are urged to evaluate carefully all information in the Offer to Purchase and Circular, consult their own investment and tax advisors and make their own decisions as to whether to deposit Class A Subordinate Voting Shares to the Offer and, if so, how many Class A Subordinate Voting Shares to deposit and at what price or prices, if any.

Magna's directors and executive officers have advised Magna that they do not intend to deposit any Class A Subordinate Voting Shares held by them pursuant to the Offer.

Class A Shareholders should carefully consider the income tax consequences of accepting the Offer and depositing Class A Subordinate Voting Shares to the Offer. See Section 9 of the Circular, "Income Tax Consequences".

Class A Shareholders who wish to deposit all or any portion of their Class A Subordinate Voting Shares pursuant to the Offer must comply in all respects with the delivery procedures described herein. See Section 3 of the Offer to Purchase, "Procedure for Depositing Class A Subordinate Voting Shares".

August 13, 2007

CURRENCY

        Except where otherwise indicated, all dollar amounts set forth in this Offer to Purchase and Circular are expressed in U.S. dollars and "$" and "U.S.$" shall mean U.S. dollars. Cdn.$ shall mean Canadian dollars. The following table sets forth (a) the noon rates for the Canadian dollar, expressed in Canadian dollars (Cdn.$) per U.S. dollar, in effect at the end of the periods indicated, (b) the average noon rates for such periods and (c) the high and low noon rates during such periods, in each case based on the exchange rates quoted by the Bank of Canada.

		Year Ended December 31,
	January 1, 2007 through August 10, 2007
Canadian Dollar per U.S. Dollar		2006	2005	2004
Noon rate at end of period	1.0536	1.1653	1.1659	1.2036
Average noon rate for period	1.1197	1.1341	1.2116	1.3015
High noon rate for period	1.1853	1.1726	1.2704	1.3968
Low noon rate for period	1.0372	1.1099	1.1507	1.1774

        On August 10, 2007, the rate of exchange was U.S.$1.00 equals Cdn.$1.0536, based on the noon rate as quoted by the Bank of Canada.

NOTICE TO HOLDERS OF CLASS B SHARES, OPTIONS AND CONVERTIBLE SECURITIES

        The Offer is made only for Class A Subordinate Voting Shares and is not made for any Class B Shares, options to acquire Class A Subordinate Voting Shares, debentures convertible into Class A Subordinate Voting Shares ("Convertible Debentures") or other securities or other rights to acquire Class A Subordinate Voting Shares. Any holder of such securities who wishes to accept the Offer must, to the extent permitted by the terms thereof, fully convert, exercise or exchange, as applicable, such Class B Shares, options, Convertible Debentures or securities or rights in order to deposit the resulting Class A Subordinate Voting Shares in accordance with the terms and conditions of the Offer. Any such conversion, exercise or exchange must occur sufficiently in advance of the Expiration Time to assure holders of Class B Shares, options, Convertible Debentures or securities or other rights to acquire Class A Subordinate Voting Shares that they will have sufficient time to comply with the procedures for depositing Class A Subordinate Voting Shares to the Offer.

INFORMATION FOR UNITED STATES CLASS A SHAREHOLDERS

        The enforcement by Class A Shareholders of civil liabilities under U.S. federal securities laws may be adversely affected by the fact that Magna exists under the laws of the Province of Ontario, Canada some of its officers and directors are not residents of the United States and that all or a substantial portion of their respective assets may be located outside of the United States. Enforcement of civil liabilities under United States federal securities laws may further be adversely affected by the fact that some or all of the experts named in the Offer may be residents of Canada. You may not be able to sue an Ontario corporation or its respective officers or directors in a Canadian court for violations of United States securities laws. It may be difficult to compel an Ontario corporation and its affiliates to subject themselves to a judgment by a U.S. court.

        Class A Shareholders should be aware that acceptance of the Offer will have certain tax consequences under United States and Canadian law. Such consequences may not be described fully in the Circular and Class A Shareholders should consult their tax advisors with respect to those consequences. See Section 9 of the Circular, "Income Tax Consequences".

        Magna has filed with the United States Securities and Exchange Commission ("SEC") an Issuer Tender Offer Statement on Schedule TO with respect to the Offer pursuant to Section 13(e)(1) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13e-4(c)(2) promulgated thereunder.

AVAILABLE INFORMATION

        In addition to the requirements of applicable securities laws in the provinces and territories of Canada, Magna is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports and furnishes other information with the SEC relating to its business, financial condition and other matters. Magna has filed an Issuer Tender Offer Statement on Schedule TO with the SEC with respect to the Offer. Such tender offer statement and the periodic reports filed and other information furnished by Magna may be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of this Internet site is www.sec.gov.

SUMMARY TERM SHEET

        The following is a summary of information contained elsewhere in this Offer to Purchase and Circular and does not fully describe all the details of the Offer. This summary is provided for convenience only and should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing or referred to elsewhere in this Offer to Purchase and Circular. Certain capitalized words and terms used in this summary are defined in the Definitions found on pages 9 to 12.

WHO IS OFFERING TO PURCHASE MY CLASS A SUBORDINATE VOTING SHARES?	Magna International Inc. is offering to purchase your Class A Subordinate Voting Shares.
WHAT WILL THE PURCHASE PRICE FOR THE CLASS A SUBORDINATE VOTING SHARES BE?
The price range for the Offer is $76.50 to $91.50 per Class A Subordinate Voting Share. We are conducting the Offer through a procedure commonly referred to as a "modified Dutch auction". This procedure allows you to choose a price (in increments of $0.10 per share) within this price range at which you are willing to sell your Class A Subordinate Voting Shares. We will look at the prices chosen by Class A Shareholders for all the Class A Subordinate Voting Shares validly deposited. We will then select a single price which will be the lowest price per share that will enable us to buy up to 20,000,000 Class A Subordinate Voting Shares for an aggregate purchase price not exceeding $1,536,600,000. If Class A Subordinate Voting Shares with a lesser total value are deposited, we will select the price per share within that range that will enable us to buy all Class A Subordinate Voting Shares that were validly deposited. All Class A Subordinate Voting Shares that we purchase will be purchased at the same price per share, even if you have chosen a lower price, but we will not purchase any Class A Subordinate Voting Shares deposited at a price per share above the price selected in accordance with these procedures. See Section 1 of this Offer to Purchase.
HOW MANY CLASS A SUBORDINATE VOTING SHARES WILL MAGNA PURCHASE IN THE OFFER?
We are offering to purchase up to a maximum of 20,000,000 Class A Subordinate Voting Shares, for an aggregate purchase price not exceeding $1,536,600,000. We will determine the exact number of Class A Subordinate Voting Shares to be purchased only after the expiration of the Offer. At the maximum purchase price of $91.50 per share, we could purchase 16,793,442 Class A Subordinate Voting Shares, which would represent approximately 15% of our issued and outstanding Class A Subordinate Voting Shares as of August 10, 2007. At the minimum purchase price of $76.50 per share, we could purchase 20,000,000 Class A Subordinate Voting Shares, which would represent approximately 18% of our issued and outstanding Class A Subordinate Voting Shares as of August 10, 2007. The Offer is not conditioned on any minimum number of Class A Subordinate Voting Shares being tendered. See Section 2 of this Offer to Purchase.

If, based on the Purchase Price we determine, the number of Class A Subordinate Voting Shares tendered at or below the Purchase Price would result in an aggregate purchase price that exceeds $1,536,600,000, or if more than 20,000,000 Class A Subordinate Voting Shares are validly deposited to the Offer, we will pro-rate the number of Class A Subordinate Voting Shares purchased from each Class A Shareholder. However, tenders of Class A Subordinate Voting Shares by Class A Shareholders who own less than 100 Class A Subordinate Voting Shares (known as "odd lots") will not be pro-rated if all such Class A Shareholders' Class A Subordinate Voting Shares are tendered into the Offer.

HOW CAN I MAXIMIZE THE CHANCE THAT MY CLASS A SUBORDINATE VOTING SHARES WILL BE PURCHASED?
If you wish to maximize the chance that your Class A Subordinate Voting Shares will be purchased, you should check the box next to "Purchase Price Tender" in the section of the Letter of Transmittal called "Type of Tender". Accordingly, your deposited Class A Subordinate Voting Shares will be treated the same as Class A Subordinate Voting Shares deposited at the minimum price of $76.50 per share and you can reasonably expect to have such deposited Class A Subordinate Voting Shares purchased at the Purchase Price if any Class A Subordinate Voting Shares are purchased under the Offer (subject to pro ration and the preferential acceptance of Odd Lots). See Section 3 of this Offer to Purchase.
WHY IS MAGNA MAKING THE OFFER?
As part of the proposed Arrangement, we will receive $1,536,600,000 in proceeds from a treasury issuance of 20,000,000 Class A Subordinate Voting Shares to a newly-formed corporation funded by a subsidiary of Russian Machines. We believe that the Offer is the most equitable and efficient means to distribute this amount to existing Class A Shareholders, while providing Class A Shareholders with an option to elect whether to participate in the distribution. We also believe that the purchase of Class A Subordinate Voting Shares pursuant to the Offer will enable Magna to minimize the dilution to Shareholders that would otherwise result from the issuance of 20,000,000 Class A Subordinate Voting Shares pursuant to the proposed Arrangement. We are also using the Offer to reduce shareholdings of less than 100 Class A Subordinate Voting Shares, the existence of which increases our ongoing costs. For more information see Sections 1 and 2 of the Circular.
HOW WILL MAGNA PAY FOR THE CLASS A SUBORDINATE VOTING SHARES?
We have adequate cash on hand or available under existing credit facilities to fund the purchase of the maximum number of Class A Subordinate Voting Shares that could be purchased under the Offer. We currently intend to fund any purchase of Class A Subordinate Voting Shares pursuant to the Offer, including the related fees and expenses, from the $1,536,600,000 of proceeds from the treasury issuance of 20,000,000 Class A Subordinate Voting Shares pursuant to the Arrangement. See Section 11 of the Circular.
HOW LONG DO I HAVE TO TENDER MY CLASS A SUBORDINATE VOTING SHARES?
You may deposit your Class A Subordinate Voting Shares until the Offer expires. The Offer will expire on September 20, 2007 at 5:00 p.m. (Toronto time), unless we extend it. We may choose to extend the Offer for any reason, subject to applicable laws. See Section 7 of this Offer to Purchase.
HOW WILL I BE NOTIFIED IF MAGNA EXTENDS OR AMENDS THE OFFER?
We will issue a public announcement of any extension, delay, termination or amendment of the Offer promptly. In the case of an extension of the Offer, we will issue a press release by 9:00 a.m. (Toronto time) on the Business Day following the previously scheduled Expiration Date. See Section 7 of this Offer to Purchase.
ARE THERE ANY CONDITIONS TO THE OFFER?
Yes. The Offer is subject to a number of conditions set forth in Section 5 of this Offer to Purchase. Among others, our obligation to take up and pay for any Class A Subordinate Voting Shares deposited under the Offer is subject to the condition that the Arrangement is approved and completed.

FOLLOWING THE OFFER, WILL MAGNA CONTINUE AS A PUBLIC COMPANY?
Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Class A Subordinate Voting Shares to be de-listed from the NYSE or the TSX or cause us to no longer be subject to the periodic reporting requirements of the Exchange Act or applicable securities laws of the provinces and territories of Canada.
HOW DO I DEPOSIT MY CLASS A SUBORDINATE VOTING SHARES TO THE OFFER?
To deposit your Class A Subordinate Voting Shares:
• if you are a registered Class A Shareholder, you must deliver your share certificates(s) and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover page of this document, or you must comply with the guaranteed delivery procedure outlined in Section 3 of this Offer to Purchase;
• if you are a non-registered Class A Shareholder, you must request your investment dealer, stock broker, commercial bank, trust company or other nominee to effect the transaction on your behalf; or

• if you hold Class A Subordinate Voting Shares in uncertificated form under the Magna dividend reinvestment plan, you should request a certificate for such shares from Computershare Trust Company of Canada, the plan administrator.
Contact the Depositary for assistance. See Section 3 of this Offer to Purchase and the instructions to the Letter of Transmittal.
ONCE I HAVE DEPOSITED CLASS A SUBORDINATE VOTING SHARES TO THE OFFER, CAN I WITHDRAW MY DEPOSIT?
You may withdraw any Class A Subordinate Voting Shares you have deposited at any time before we take up the Class A Subordinate Voting Shares. In addition, if we have taken up but not paid for your Class A Subordinate Voting Shares within three Business Days, you may withdraw your Class A Subordinate Voting Shares. Furthermore, if we amend the Offer, you will have 10 days to withdraw your Class A Subordinate Voting Shares from the date we give notice of the amendment in accordance with Section 7 of this Offer to Purchase. However, if the amendment consists solely of an increase in the consideration offered for the Class A Subordinate Voting Shares and the Offer is not extended for more than 10 days or the amendment consists solely of a waiver of a condition of the Offer, the amendment will not entitle you to withdraw your Class A Subordinate Voting Shares. See Section 4 of this Offer to Purchase.
HOW DO I WITHDRAW CLASS A SUBORDINATE VOTING SHARES I PREVIOUSLY DEPOSITED?
You must deliver a written notice of withdrawal to the Depositary at the address shown on the back cover of this Offer to Purchase and Circular. The notice of withdrawal must be signed by or on behalf of the person who signed the Letter of Transmittal or Notice of Guaranteed Delivery that accompanied the Class A Subordinate Voting Shares being withdrawn and must specify the name of the person who deposited the Class A Subordinate Voting Shares, the name of the registered holder, if different from that of the person who deposited the Class A Subordinate Voting Shares, and the number of Class A Subordinate Voting Shares to be withdrawn. Additional requirements apply if the certificates representing the Class A Subordinate Voting Shares withdrawn have been delivered to the Depositary. The withdrawal will take effect only upon actual timely receipt by the Depositary of the properly completed and executed written notice. See Section 4 of this Offer to Purchase.

HAS MAGNA OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE OFFER?
Our Board of Directors has approved the Offer. However, none of Magna, our Board of Directors or the Depositary is making any recommendation to you as to whether you should deposit or refrain from depositing your Class A Subordinate Voting Shares or as to the purchase price or prices per share at which you may choose to deposit your Class A Subordinate Voting Shares. You must make your own decision as to whether to deposit your Class A Subordinate Voting Shares and, if so, how many Class A Subordinate Voting Shares to deposit and the purchase price or prices per share at which to deposit your Class A Subordinate Voting Shares. Our directors and senior officers have advised us that they will not be depositing Class A Subordinate Voting Shares to the Offer. See Sections 1 and 5 of the Circular.
WHEN WILL MAGNA PAY FOR THE CLASS A SUBORDINATE VOTING SHARES I DEPOSIT?
Promptly after the Expiration Time, we will determine the Purchase Price in accordance with Section 1 of this Offer to Purchase, publicly announce the Purchase Price and take up and pay for Class A Subordinate Voting Shares to be purchased pursuant to the Offer. See Section 6 of this Offer to Purchase.
WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I DEPOSIT MY CLASS A SUBORDINATE VOTING SHARES?
If you are a registered Class A Shareholder and you deposit your Class A Subordinate Voting Shares directly to the Depositary, you will not be obligated to pay any brokerage fees or commissions. If you are a non-registered Class A Shareholder who holds your Class A Subordinate Voting Shares through an investment dealer, stock broker, commercial bank, trust company or other nominee, you should consult with such persons regarding whether transaction costs will apply.
ARE THERE CANADIAN OR U.S. FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY CLASS A SUBORDINATE VOTING SHARES?
Yes. The material tax consequences of accepting the Offer are described in Section 9 of the Circular. You should consider those consequences in deciding whether to deposit your Class A Subordinate Voting Shares.
WHOM CAN I TALK TO IF I HAVE QUESTIONS?	You may contact the Depositary whose contact information appears on the back cover of this document.

        NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF MAGNA AS TO WHETHER CLASS A SHAREHOLDERS SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING CLASS A SUBORDINATE VOTING SHARES PURSUANT TO THE OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH CLASS A SHAREHOLDERS MAY CHOOSE TO DEPOSIT CLASS A SUBORDINATE VOTING SHARES. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER TO PURCHASE OR IN THE ACCOMPANYING CIRCULAR. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MAGNA.

DEFINITIONS

        In the Offer to Purchase and the Circular, including the Summary Term Sheet, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below:

"445" means 445327 Ontario Limited, a corporation existing under the OBCA, a majority of the voting shares of which are owned by the Stronach Trust and which holds, immediately prior to the Effective Time, 726,829 Class B Shares, and its successors;

"446" means 446 Holdings Inc., a corporation existing under the OBCA and a wholly-owned subsidiary of 445, and its successors;

"Arrangement" means the arrangement of Magna under section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Transaction Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

"Arrangement Circular" means Magna's Management Information Circular/Proxy Statement dated July 25, 2007 for use in connection with Magna's special meeting of Shareholders, a copy of which was previously filed with the Canadian securities regulatory authorities on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com and with the SEC on EDGAR at www.sec.gov;

"Articles of Arrangement" means the articles of arrangement of Magna in respect of the Arrangement that are filed with the Director after the Final Order is made in order for the Arrangement to become effective;

"Auction Tender" means a deposit of Class A Subordinate Voting Shares made by a Class A Shareholder pursuant to the Offer where such Class A Shareholder specifies a deposit price (of not less than $76.50 and not more than $91.50 per Class A Subordinate Voting Share, in increments of $0.10 per Class A Subordinate Voting Share) at which such Class A Shareholder is willing to have all such Deposited Shares purchased by the Corporation;

"Board of Directors" means the board of directors of Magna;

"Business Day" means any day of the year, other than a Saturday, Sunday or day observed as a statutory holiday in Toronto, Ontario;

"Canadian DPSP" means the Deferred Profit Sharing Plan for Canadian Employees of Magna International;

"Certificate of Arrangement" means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement;

"Circular" means the issuer bid circular accompanying and forming part of the Offer to Purchase;

"Class A Shareholder" means a holder of Class A Subordinate Voting Shares;

"Class A Subordinate Voting Shares" means the Class A Subordinate Voting Shares in the capital of Magna;

"Class B Shareholder" means a holder of Class B Shares;

"Class B Shares" means the Class B Shares in the capital of Magna;

"Code" means the United States Internal Revenue Code of 1986, as amended;

"Court" means the Superior Court of Justice (Ontario);

"Depositary" means Computershare Investor Services Inc. or such other person as is appointed to act as depositary for the purposes of the Offer by Magna;

"Deposited Shares" means Class A Subordinate Voting Shares validly deposited pursuant to the Offer, and to deposit Class A Subordinate Voting Shares pursuant to the Offer means to validly deposit Class A Subordinate Voting Shares into the Offer;

"Director" means the Director appointed pursuant to section 278 of the OBCA;

"Effective Date" means the date shown on the Certificate of Arrangement;

"Effective Time" means 12:01 a.m. (Eastern time) on the Effective Date;

"Eligible Institution" means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks and trust companies in the United States;

"Exchange Act" means the United States Securities Exchange Act of 1934 and the regulations made thereunder as promulgated or amended from time to time;

"Exchange Agreement" means the exchange agreement to be entered into in connection with the Arrangement on the Effective Date among Magna, Russian Machines, 445, 446, RM Sub, Newco I.5, Newco II and Russian Machines' lender;

"Expiration Date" means September 20, 2007, unless Magna, in its sole discretion, extends the period during which the Offer is open for acceptance, in which event the term "Expiration Date" shall refer to the date on which the Offer, as so extended by Magna, will expire;

"Expiration Time" means 5:00 p.m. (Toronto time) on the Expiration Date;

"Final Order" means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

"Letter of Transmittal" means the letter of transmittal (printed on yellow paper) in the form accompanying the Offer to Purchase;

"Magna", the "Corporation" and "we" mean Magna International Inc., a corporation existing under the OBCA, and its successors;

"Newco" means M Unicar Inc., a corporation existing under the OBCA and, immediately prior to the Effective Time, a wholly-owned subsidiary of 446, and its successors;

"Newco I.5" means 2143453 Ontario Inc., a corporation existing under the OBCA and, immediately prior to the Effective Time, a wholly-owned subsidiary of Newco, and its successors;

"Newco II" means 2143455 Ontario Inc., a corporation existing under the OBCA and, immediately prior to the Effective Time, a wholly-owned subsidiary of Newco I.5, and its successors;

"Newco II Loan" means the loan in a principal amount equal to the equivalent in Canadian dollars of $1,459,770,000 to be made by RM Sub to Newco II pursuant to the Plan of Arrangement;

"Non-Canadian Holder" has the meaning ascribed thereto in Section 9 of the Circular, "Income Tax Consequences";

"Non-Registered Class A Shareholder" means a Class A Shareholder whose Class A Subordinate Voting Shares are held through an intermediary, including an investment dealer, stock broker, commercial bank, trust company or other nominee;

"Notice of Guaranteed Delivery" means the notice of guaranteed delivery (printed on green paper) in the form accompanying the Offer;

"NYSE" means the New York Stock Exchange, and its successors;

"OBCA" means the Business Corporations Act (Ontario) and the regulations made thereunder, all as amended, re-enacted or replaced from time to time;

"Odd Lot" means a shareholding of fewer than 100 Class A Subordinate Voting Shares in the aggregate;

"Offer" means the offer by Magna hereunder to purchase from Class A Shareholders up to 20,000,000 Class A Subordinate Voting Shares, for an aggregate purchase price not exceeding $1,536,600,000 in cash, at a Purchase

Price per Class A Subordinate Voting Share, which will be not less than $76.50 and not more than $91.50, on and subject to the terms and conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal;

"Offer to Purchase" means the offer to purchase which is accompanied by the Circular, and which, together with the Letter of Transmittal and the Notice of Guaranteed Delivery, sets forth the terms and conditions of the Offer;

"OSC Rule 61-501" means Ontario Securities Commission Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions;

"Plan of Arrangement" means the plan of arrangement involving Magna, Russian Machines, the Stronach Trust and the other parties named therein, substantially in the form of Appendix C to the Arrangement Circular, as such plan of arrangement may be amended or varied pursuant to the terms of the Transaction Agreement or the plan of arrangement or at the direction of the Court;

"Principals" means, collectively, Donald J. Walker, Siegfried Wolf, Vincent J. Galifi, Peter Koob and Jeffrey O. Palmer and "Principal" means any one of them;

"Principals Exchange Agreement" means the principals exchange agreement to be entered into in connection with the Arrangement on the Effective Date among Magna, 445, Newco, Newco I.5, the Principals and certain of their affiliates participating in the Arrangement;

"Proposal" means the non-binding proposal dated April 23, 2007 received by the Board of Directors from Russian Machines in respect of the Arrangement;

"Purchase Price" means the price per Class A Subordinate Voting Share (which will be not less than $76.50 and not more than $91.50) that Magna will pay for Class A Subordinate Voting Shares validly deposited pursuant to the Offer, taking into account the number of Class A Subordinate Voting Shares deposited pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by Class A Shareholders making Auction Tenders;

"Purchase Price Tender" means a deposit (or deemed deposit) of Class A Subordinate Voting Shares made by a Class A Shareholder where such Class A Shareholder does not specify a purchase price for the Class A Subordinate Voting Shares deposited but rather agrees to have such Class A Shareholder's Class A Subordinate Voting Shares purchased for the Purchase Price as determined under the Offer;

"Registered Class A Shareholder" means a Class A Shareholder in whose name Class A Subordinate Voting Shares are registered as recorded in Magna's shareholder register maintained by the Transfer Agent;

"Regulation Q-27" means Regulation Q-27 of the Autorité des marches financiers du Québec — Protection of minority securityholders in the course of certain transactions;

"RM Sub" means Veleron Holding B.V., a company existing under the laws of The Netherlands and a wholly-owned indirect subsidiary of Russian Machines, and its successors;

"Russian Machines" means Open Joint Stock Company Russian Machines, a company existing under the laws of Russia, and its successors;

"SEC" means the United States Securities and Exchange Commission;

"Shareholders" means, collectively, the holders of Class A Subordinate Voting Shares and the holders of Class B Shares;

"Special Committee" means the special committee of independent directors of Magna appointed by the Board of Directors for the purpose of, among other things, considering and making recommendations to the Board of Directors in respect of the Proposal;

"Stock Option Plan" means the Incentive Stock Option Plan of Magna adopted December 10, 1987, as the same has been amended or amended and restated from time to time;

"Stronach Trust" means certain trusts existing under the laws of the Province of Ontario, and their successors, of which Mr. Frank Stronach and certain members of his immediate family are trustees;

"Tax Act" means the Income Tax Act (Canada) and the Income Tax Regulations, all as amended, re-enacted or replaced from time to time;

"Trading Day" means any day on which trading occurs on the TSX and the NYSE;

"Transfer Agent" means Computershare Trust Company of Canada;

"Transaction Agreement" means the transaction agreement dated May 10, 2007 among Magna, Russian Machines, RM Sub, 445, the Stronach Trust and the Principals, a copy of which was previously filed with the Canadian Securities regulatory authorities on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com and with the SEC on EDGAR at www.sec.gov;

"TSX" means the Toronto Stock Exchange, and its successors;

"U.S. DPSP" means the Magna Group of Companies Retirement Savings Plan (U.S.); and

"U.S. Holder" means a beneficial holder of Class A Subordinate Voting Shares that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision of the trust's administration and one or more United States persons have the authority to control all substantial decisions of the trust.

OFFER TO PURCHASE

To the Holders of Class A Subordinate Voting Shares of Magna International Inc.:

        Magna hereby offers to purchase from Class A Shareholders up to 20,000,000 Class A Subordinate Voting Shares, for an aggregate purchase price not exceeding $1,536,600,000, pursuant to (i) Auction Tenders at prices of not less than $76.50 and not more than $91.50 per Class A Subordinate Voting Share, in increments of $0.10 per Class A Subordinate Voting Share, as specified by such Class A Shareholders, or (ii) Purchase Price Tenders, in either case, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. Class A Shareholders who validly deposit Class A Subordinate Voting Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender, or who specify that they are making an Auction Tender but fail to specify a price for such Auction Tender, will be deemed to have made a Purchase Price Tender. A Class A Shareholder who wishes to deposit Class A Subordinate Voting Shares without specifying a price at which the Class A Subordinate Voting Shares may be purchased by Magna should make a Purchase Price Tender.

        The Offer will expire at 5:00 p.m. (Toronto time) on September 20, 2007, or at such later time and date to which the Offer may be extended.

        The Offer is not conditional upon any minimum number of Class A Subordinate Voting Shares being deposited. The Offer is, however, subject to certain other conditions, including the condition that the Arrangement is approved and completed. Magna reserves the right to withdraw the Offer and not take up and pay for any Class A Subordinate Voting Shares deposited under the Offer if the conditions of the Offer are not satisfied. See Section 5 of this Offer to Purchase, "Certain Conditions of the Offer".

        Subject to the satisfaction or waiver by Magna of the conditions of the Offer, all Class A Shareholders who have validly deposited and have not withdrawn their Class A Subordinate Voting Shares pursuant to an Auction Tender at prices at or below the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash (but subject to applicable withholding taxes, if any), for all Class A Subordinate Voting Shares purchased, upon the terms of the Offer, including the provisions relating to pro ration described herein.

        Magna will return all Class A Subordinate Voting Shares not purchased under the Offer, including Class A Subordinate Voting Shares deposited pursuant to Auction Tenders at prices greater than the Purchase Price and Class A Subordinate Voting Shares not purchased because of pro ration, promptly after the Expiration Date. Registered Class A Shareholders who deposit their Class A Subordinate Voting Shares directly to the Depositary will not be obligated to pay any brokerage fees or commissions. Non-Registered Class A Shareholders who hold their Class A Subordinate Voting Shares through an investment dealer, stock broker, commercial bank, trust company or other nominee should consult with such persons regarding whether transaction costs will apply.

        Neither Magna nor its Board of Directors makes any recommendation to any Class A Shareholder as to whether to deposit or refrain from depositing Class A Subordinate Voting Shares pursuant to the Offer. Class A Shareholders must decide for themselves whether to deposit Class A Subordinate Voting Shares and, if so, how many Class A Subordinate Voting Shares to deposit and at what price or prices, if any. Class A Shareholders are urged to consult their own investment and tax advisors.

        The accompanying Circular contains important information and should be read carefully before making a decision with respect to the Offer.

1.     PURCHASE PRICE

        As promptly as practicable following the Expiration Time, Magna will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not less than $76.50 and not more than $91.50 per Class A Subordinate Voting Share) that it will pay for the Deposited Shares taken up pursuant to the Offer, taking into account the number of Class A Subordinate Voting Shares deposited pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by Class A Shareholders depositing Class A Subordinate Voting Shares pursuant to Auction Tenders. Class A Subordinate Voting Shares deposited pursuant to Purchase Price Tenders will be deemed to have been deposited at the minimum price of $76.50 per Class A Subordinate Voting Share for purposes of determining the Purchase Price.

        The Purchase Price will be the lowest price of not less than $76.50 per Class A Subordinate Voting Share and not more than $91.50 per Class A Subordinate Voting Share at which Class A Subordinate Voting Shares have been deposited or have been deemed to be deposited that will enable Magna to purchase the maximum number of Deposited Shares, up to 20,000,000 Class A Subordinate Voting Shares, for an aggregate purchase price not exceeding $1,536,600,000. As promptly as practicable after determining the Purchase Price, Magna will publicly announce the Purchase Price and, upon the terms and subject to the conditions of the Offer (including the pro ration provisions described herein), all Class A Shareholders who have validly deposited and not withdrawn their Class A Subordinate Voting Shares pursuant to Auction Tenders at prices per share at or below the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash (but subject to applicable withholding taxes, if any), for all Class A Subordinate Voting Shares purchased. The Purchase Price will be stated and paid in U.S. dollars.

        Class A Shareholders depositing Class A Subordinate Voting Shares pursuant to Auction Tenders at $76.50 per Class A Subordinate Voting Share (the minimum purchase price per Class A Subordinate Voting Share under the Offer) and Class A Shareholders depositing Class A Subordinate Voting Shares pursuant to Purchase Price Tenders can reasonably expect to have such Class A Subordinate Voting Shares purchased at the Purchase Price if any Class A Subordinate Voting Shares are purchased under the Offer (subject to the pro ration provisions and the preferential acceptance of Odd Lots described herein).

2.     NUMBER OF CLASS A SUBORDINATE VOTING SHARES; PRO RATION

        Subject to the satisfaction or waiver by Magna of the conditions of the Offer, Magna will purchase, at the Purchase Price, the Deposited Shares up to a maximum of 20,000,000 Class A Subordinate Voting Shares, for an aggregate purchase price not exceeding $1,536,600,000. Since the Purchase Price will only be determined after the Expiration Date, the number of Class A Subordinate Voting Shares that will be purchased will not be known until after the Expiration Date. If the Purchase Price is determined to be $76.50 per Class A Subordinate Voting Share, the minimum purchase price under the Offer, the maximum number of Class A Subordinate Voting Shares that will be purchased under the Offer is 20,000,000. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $91.50 per Class A Subordinate Voting Share, the maximum purchase price under the Offer, the minimum number of Class A Subordinate Voting Shares that will be purchased under the Offer is 16,793,442.

        As at August 10, 2007, there were 109,463,768 Class A Subordinate Voting Shares issued and outstanding. If the Arrangement is approved and implemented, following completion of the Arrangement, there will be approximately 129,463,768 Class A Subordinate Voting Shares issued and outstanding (assuming no exercise of options or conversion of Class B Shares or Convertible Debentures). The Offer may result in the purchase by Magna of up to 20,000,000 Class A Subordinate Voting Shares (based on a Purchase Price equal to the minimum price per Class A Subordinate Voting Share of $76.50), representing approximately 18% of the total number of then issued and outstanding Class A Subordinate Voting Shares on such date and approximately 15% of the total number of then issued and outstanding Class A Subordinate Voting Shares following completion of the Arrangement. Assuming the Offer is fully subscribed, the Offer will result in the purchase by Magna of a minimum of 16,793,442 Class A Subordinate Voting Shares (based on a Purchase Price equal to the maximum price per Class A Subordinate Voting Share of $91.50), representing approximately 15% of the total number of then issued and outstanding Class A Subordinate Voting Shares on such date and approximately 13% of the total number of then issued and outstanding Class A Subordinate Voting Shares following completion of the Arrangement (assuming no exercise of options or conversion of Class B Shares or Convertible Debentures).

        If the aggregate purchase price (calculated at the Purchase Price per Class A Subordinate Voting Share) for all Deposited Shares (not withdrawn in accordance with Section 4 of this Offer to Purchase, "Withdrawal Rights") is less than or equal to $1,536,600,000, Magna will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Deposited Shares.

        If the number of Deposited Shares (not withdrawn in accordance with Section 4 of this Offer to Purchase, "Withdrawal Rights") tendered pursuant to Auction Tenders at or below the Purchase Price or pursuant to Purchase Price Tenders would result in greater than 20,000,000 Class A Subordinate Voting Shares being purchased or result in an aggregate purchase price in excess of $1,536,600,000, such Deposited Shares will be purchased on a pro rata basis according to the number of Class A Subordinate Voting Shares deposited or deemed to be deposited at or below the Purchase Price by the depositing Class A Shareholders (with adjustments to avoid the purchase of fractional Class A Subordinate Voting Shares), except that Odd Lot deposits will not be subject to pro ration. For the purposes of the foregoing, an Odd Lot deposit is a deposit by a Class A Shareholder owning in the aggregate fewer than 100 Class A Subordinate Voting Shares as of the close of business on the Expiration Date, who validly deposits all such Class A Subordinate Voting Shares prior to the Expiration Time pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender and who checks (or ticks) Box C, "Odd Lots" in either the Letter of Transmittal or the Notice of Guaranteed Delivery, as the case may be. As set forth above, Odd Lots will be accepted for purchase before any pro ration. Odd Lot holders therefore have the opportunity to sell their Class A Subordinate Voting Shares without incurring brokerage commissions or the odd lot discounts that they might otherwise incur if they were to sell their Class A Subordinate Voting Shares in a transaction on the TSX or NYSE.

        As described in Section 9 of the Circular, "Income Tax Consequences — Certain United States Federal Income Tax Considerations", the percentage of Class A Subordinate Voting Shares owned, directly or indirectly, by a Class A Shareholder who is a U.S. Holder that Magna will purchase from such Class A Shareholder who is a U.S. Holder may affect the United States federal income tax consequences to such Class A Shareholder of such purchase and therefore may be relevant to such Class A Shareholder's decision whether to deposit Class A Subordinate Voting Shares.

3.     PROCEDURE FOR DEPOSITING CLASS A SUBORDINATE VOTING SHARES

        Valid Deposit of Class A Subordinate Voting Shares.    To deposit Class A Subordinate Voting Shares pursuant to the Offer, (i) the certificates for all deposited Class A Subordinate Voting Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) with any required signatures guaranteed by an Eligible Institution, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer, prior to the Expiration Time, or (ii) the guaranteed delivery procedure described below must be followed.

        A Non-Registered Class A Shareholder who wishes to deposit Class A Subordinate Voting Shares under the Offer should immediately contact such person's investment dealer, stock broker, commercial bank, trust company or other nominee in order to take the necessary steps to be able to deposit such Class A Subordinate Voting Shares under the Offer.

        The Canadian Depositary for Securities Limited ("CDS") and the Depositary Trust Company ("DTC") in the United States will be issuing instructions to their respective participants as to the method of depositing Class A Subordinate Voting Shares under the terms of the Offer.

        Class A Shareholders who hold Class A Subordinate Voting Shares in uncertificated form under the Magna dividend reinvestment plan should contact Magna's Transfer Agent for instructions on how to obtain a certificate for such shares and properly deposit Class A Subordinate Voting Shares acquired pursuant to such plan to the Offer.

        In accordance with Instruction 5 of the Letter of Transmittal, each Class A Shareholder desiring to deposit Class A Subordinate Voting Shares pursuant to the Offer must indicate, in the box captioned "Type of Tender" on such Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, (a) whether Class A Subordinate Voting Shares are deposited pursuant to an Auction Tender or a Purchase Price Tender, (b) if an Auction Tender is made, the price (in increments of $0.10 per Class A Subordinate Voting Share) at which such Class A Subordinate Voting Shares are being deposited and (c) whether the Class A Shareholder is making an Odd Lot deposit.

        Class A Subordinate Voting Shares deposited pursuant to an Auction Tender will be taken up only if the price per share specified in the Auction Tender is equal to or less than the Purchase Price.

        A Class A Shareholder desiring to deposit Class A Subordinate Voting Shares in separate lots at a different price per share for each lot must complete a separate Letter of Transmittal (and, if applicable, a Notice of Guaranteed Delivery) for each price per share at which the Class A Shareholder is depositing Class A

Subordinate Voting Shares. The same Class A Subordinate Voting Shares cannot be deposited pursuant to both an Auction Tender and a Purchase Price Tender, or pursuant to an Auction Tender at more than one price per share. Class A Subordinate Voting Shares deposited pursuant to both an Auction Tender and a Purchase Price Tender, or pursuant to an Auction Tender where no price is specified, will be deemed to have been deposited by way of a Purchase Price Tender. Class A Subordinate Voting Shares deposited pursuant to an Auction Tender at more than one price per share will be deemed to have been deposited at the lowest applicable price indicated.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the Registered Class A Shareholder exactly as the name of the Registered Class A Shareholder appears on the certificate deposited therewith and payment is to be made directly to such Registered Class A Shareholder or (ii) Class A Subordinate Voting Shares are deposited for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing Class A Subordinate Voting Shares is registered in the name of a person other than the person signing the Letter of Transmittal, or if payment is to be made, or certificates representing Class A Subordinate Voting Shares not purchased or deposited are to be issued to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution.

        Method of Delivery.    The method of delivery of Class A Subordinate Voting Shares and all other required documents is at the option and risk of the depositing Class A Shareholder. If certificates for Class A Subordinate Voting Shares are to be sent by mail, registered mail with return receipt requested, properly insured, is recommended and the mailing must be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary at or prior to the Expiration Time. Delivery will be made only upon actual receipt of such Class A Subordinate Voting Shares by the Depositary.

        Guaranteed Delivery.    If a Class A Shareholder wishes to deposit Class A Subordinate Voting Shares pursuant to the Offer and cannot deliver certificates for such Class A Subordinate Voting Shares or time will not permit all required documents to reach the Depositary prior to the Expiration Time, such Class A Subordinate Voting Shares may nevertheless be deposited if all the following conditions are met:

  (a)
  such deposit is made by or through an Eligible Institution;

  (b)
  a properly completed and duly executed Notice of Guaranteed Delivery, or an executed facsimile thereof, substantially in the form provided by Magna (indicating the type of deposit and, in the case of an Auction Tender, the price per share at which the Class A Subordinate Voting Shares are being deposited) is received by the Depositary at its mailing address in Toronto, Ontario, as set out in the Notice of Guaranteed Delivery prior to the Expiration Time; and

  (c)
  the certificates for all deposited Class A Subordinate Voting Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, or a manually executed photocopy thereof, relating to such Class A Subordinate Voting Shares, with signatures guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary at its address as set out in the Notice of Guaranteed Delivery before 5:00 p.m. (Toronto time) on or before the third Trading Day after the Expiration Date.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the mailing address of the Depositary in Toronto, Ontario, as set out therein and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Notwithstanding any other provision hereof, payment for Class A Subordinate Voting Shares deposited and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Class A Subordinate Voting Shares, a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Class A Subordinate Voting Shares, with signatures guaranteed if required, and any other documents required by the Letter of Transmittal.

        Determination of Validity.    All questions as to the number of Class A Subordinate Voting Shares to be accepted, the price per share to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Class A Subordinate Voting Shares, will be determined by Magna, in its sole discretion, which determination shall be final and binding on all parties. Magna reserves the absolute right to reject any or all deposits of Class A Subordinate Voting Shares judged by it not to be in proper form or which, in the opinion of its counsel, may be unlawful for it to accept under the laws of any jurisdiction. Magna also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any deposit of Class A Subordinate Voting Shares. No deposit of Class A Subordinate Voting Shares will be deemed to be validly made until all defects and irregularities have been cured or waived. None of Magna, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice. Magna's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding.

        Under no circumstances will interest accrue or be paid by Magna or the Depositary on the Purchase Price to any person depositing Class A Subordinate Voting Shares regardless of any delay in making payment, including any delay in making payment to any person using the guaranteed delivery procedures, and the payment for Class A Subordinate Voting Shares deposited pursuant to the guaranteed delivery procedures will be the same as that for Class A Subordinate Voting Shares delivered to the Depositary on or prior to the Expiration Date, even if the Class A Subordinate Voting Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Class A Subordinate Voting Shares is not made until after the date the payment for the Deposited Shares accepted for payment pursuant to the Offer is to be made by Magna.

        Further Assurances.    Each Class A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon request of Magna, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Deposited Shares to Magna. Each authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the Class A Shareholder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of such Class A Shareholder.

        Formation of Agreement.    The proper and valid deposit of Class A Subordinate Voting Shares pursuant to any one of the procedures described above will constitute a binding agreement between the depositing Class A Shareholder and Magna, effective as of the Expiration Time, upon the terms and subject to the conditions of the Offer.

        Prohibition on "Short" Tenders.    It would be a violation of Section 14(e) of the Exchange Act, and Rule 14e-4 promulgated thereunder, for a person, including any Class A Shareholder, directly or indirectly, to deposit Class A Subordinate Voting Shares for a person's own account unless, at the time of the deposit and at the end of the pro ration period, such person (i) has a net long position equal to or greater than the amount of Class A Subordinate Voting Shares deposited in (x) Class A Subordinate Voting Shares or (y) other securities immediately convertible into, exercisable, or exchangeable for Class A Subordinate Voting Shares and upon acceptance of such person's deposit, will acquire such Class A Subordinate Voting Shares for deposit by conversion, exercise or exchange of such other securities, and (ii) will deliver or cause such Class A Subordinate Voting Shares to be delivered in accordance with the terms of the Offer. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the deposit or guarantee of deposit on behalf of another person. The deposit of Class A Subordinate Voting Shares to Magna pursuant to any procedures described herein will constitute a representation by such Class A Shareholder that (i) such Class A Shareholder has a net long position in the Class A Subordinate Voting Shares being deposited within the meaning of Rule 14e-4, and (ii) the deposit of such Class A Subordinate Voting Shares complies with Rule 14e-4.

4.     WITHDRAWAL RIGHTS

        Except as otherwise provided in this Section 4, all deposits of Class A Subordinate Voting Shares pursuant to the Offer will be irrevocable. Class A Subordinate Voting Shares deposited pursuant to the Offer may be withdrawn by or on behalf of the depositing Class A Shareholder: (i) at any time when the Class A Subordinate Voting Shares have not been taken up by Magna; (ii) at any time before the expiration of 10 days from the date that a notice of change or variation (other than a variation that (a) consists solely of an increase in the consideration offered for the Class A Subordinate Voting Shares under the Offer where the time for deposit is not extended for greater than 10 days, or (b) consists solely of the waiver of a condition of the Offer) has been given in accordance with Section 7 of this Offer to Purchase, "Extension and Variation of the Offer"; and (iii) if the Class A Subordinate Voting Shares have not been paid for by Magna within three Business Days after having been taken up.

        For a withdrawal to be effective, a written notice of withdrawal must be actually received in a timely manner by the Depositary at the place of deposit of the relevant Class A Subordinate Voting Shares. Any such notice of withdrawal must be signed by or on behalf of the person who signed the Letter of Transmittal or Notice of Guaranteed Delivery that accompanied the Class A Subordinate Voting Shares being withdrawn and must specify the name of the person who deposited the Class A Subordinate Voting Shares to be withdrawn, the name of the Registered Class A Shareholder, if different from that of the person who deposited such Class A Subordinate Voting Shares, and the number of Class A Subordinate Voting Shares to be withdrawn. If the certificates have been delivered or otherwise identified to the Depositary then, prior to the release of such certificates, the depositing Class A Shareholder must submit the serial numbers shown on the particular certificates evidencing the Class A Subordinate Voting Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Class A Subordinate Voting Shares deposited by an Eligible Institution. A withdrawal of Class A Subordinate Voting Shares deposited pursuant to the Offer can be accomplished only in accordance with the foregoing procedure. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written notice.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Magna, in its sole discretion, which determination shall be final and binding on all parties. None of Magna, the Depositary or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

        Any Class A Subordinate Voting Shares validly withdrawn will thereafter be deemed not to have been deposited for purposes of the Offer. However, withdrawn Class A Subordinate Voting Shares may be redeposited prior to the Expiration Time by again following any of the procedures described in Section 3 of this Offer to Purchase, "Procedure for Depositing Shares".

        If Magna extends the period of time during which the Offer is open, is delayed in its purchase of Class A Subordinate Voting Shares or is unable to purchase Class A Subordinate Voting Shares pursuant to the Offer for any reason, then, without prejudice to Magna's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of Magna all Deposited Shares, and such Deposited Shares may not be withdrawn except to the extent depositing Class A Shareholders are entitled to withdrawal rights as described in this Section 4.

5.     CERTAIN CONDITIONS OF THE OFFER

        Notwithstanding any other provision of the Offer, Magna shall not be required to accept for purchase, purchase or pay for any Class A Subordinate Voting Shares deposited and may terminate or cancel the Offer or may postpone the payment for Class A Subordinate Voting Shares deposited if, at any time before the payment for any such Class A Subordinate Voting Shares, any of the following events shall have occurred (or shall have been determined by Magna, in its sole judgment, to have occurred) which, in Magna's sole judgment in any such case and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

  (a)
  the Certificate of Arrangement shall not have been issued by the Director at or prior to the Expiration Time;

  (b)
  there shall have been threatened, instituted or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction, (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment for some or all of the Class A Subordinate Voting Shares by Magna or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) that, in the reasonable judgment of Magna, has or may have a material adverse effect on the value or trading price of Class A Subordinate Voting Shares or the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of Magna or its subsidiaries or joint ventures taken as a whole or has or may materially impair the contemplated benefits of the Offer to Magna;

  (c)
  there shall have been any approval withheld or any action or proceeding threatened, pending or taken or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or Magna or any of its subsidiaries or joint ventures by any court, government or governmental authority or regulatory or administrative agency or any statute, rule or regulation shall become operative or applicable in any jurisdiction that, in the reasonable judgment of Magna, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (b) above or that, in the reasonable judgment of Magna, would or might prohibit, prevent, restrict or delay consummation of the Offer or would or might materially impair the contemplated benefits of the Offer to Magna;

  (d)
  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory), (iii) the commencement or material worsening of a war, armed hostilities or other international or national calamity directly or indirectly involving Canada or the United States, (iv) any limitation by any governmental, regulatory or administrative authority or agency or any other event that, in the reasonable judgment of Magna, might affect the extension of credit by banks or other lending institutions, (v) any significant decrease in the market price of the Class A Subordinate Voting Shares since the close of business on August 10, 2007, (vi) any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on Magna's business, operations or prospects or the trading in, or value of, the Class A Subordinate Voting Shares, or (vii) any decline in any of the S&P/TSX Composite Index, the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10%, measured from the close of business on August 10, 2007;

  (e)
  any change or changes shall have occurred (or any development shall have occurred involving any prospective change or changes) in the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of Magna or its subsidiaries or joint ventures that, in the reasonable judgment of Magna, have or may have material adverse significance with respect to Magna or its subsidiaries or joint ventures taken as a whole;

  (f)
  Magna shall have determined, in its reasonable judgment, that the Purchase Price for a Class A Subordinate Voting Share exceeds the fair market value of such Class A Subordinate Voting Share at the time of the acquisition of such Class A Subordinate Voting Share by Magna pursuant to the Offer, determined without reference to the Offer;

  (g)
  Magna shall have concluded, in its reasonable judgment, that exemptions under applicable securities legislation in the provinces and territories of Canada, including exemptions from the proportional take-up, specification of the number of securities to be taken up and valuation requirements are not available on acceptable terms to Magna in respect of the Offer and, if required under any such legislation, Magna shall not have received the exemptions from or waivers of the appropriate courts or securities regulatory authorities from such requirements in respect of the Offer;

  (h)
  any change shall have occurred or been proposed to the Tax Act or the Code that, in the reasonable judgment of Magna, is detrimental to Magna or a Class A Shareholder; or

  (i)
  Magna shall have determined that the consummation of the Offer is reasonably likely to cause the Class A Subordinate Voting Shares to be delisted from the NYSE or the TSX or to be eligible for deregistration under the Exchange Act.

        The foregoing conditions are for the sole benefit of Magna and may be asserted by Magna, in its sole discretion, regardless of the circumstances (including any action or inaction by Magna) giving rise to any such conditions, or may be waived by Magna, in its sole discretion, in whole or in part at any time. The failure by Magna at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by Magna concerning the events described in this Section 5 shall be final and binding on all parties.

        Any waiver of a condition by Magna, or the withdrawal of the Offer by Magna, shall be deemed to be effective on the date on which written notice of such waiver or withdrawal is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. Magna, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall forthwith thereafter make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the TSX, the NYSE and the applicable Canadian and United States securities regulatory authorities. If the Offer is withdrawn, Magna shall not be obligated to take up, accept for purchase or pay for any of the Deposited Shares, and the Depositary will, as soon as practicable, return all certificates for Deposited Shares and Letters of Transmittal and any related documents to the parties by whom they were deposited.

6.     ACCEPTANCE FOR PAYMENT AND PAYMENT FOR CLASS A SUBORDINATE VOTING SHARES

        If all conditions referred to in Section 5 of this Offer to Purchase, "Certain Conditions of the Offer", have been satisfied or waived by Magna at or prior to the Expiration Time, after Magna has determined the Purchase Price in accordance with Section 1 of this Offer to Purchase, "Purchase Price", Magna will take up Class A Subordinate Voting Shares validly deposited pursuant to the Offer promptly after the Expiration Time. Magna will pay for Class A Subordinate Voting Shares within three Business Days after taking up such shares.

        For the purposes of the Offer, Magna will be deemed to have taken up and accepted for payment, subject to pro ration, Class A Subordinate Voting Shares validly deposited and not withdrawn pursuant to Auction Tenders at or below the Purchase Price and pursuant to Purchase Price Tenders if, as and when Magna gives oral (to be confirmed in writing) or written notice to the Depositary of its acceptance of such Class A Subordinate Voting Shares for payment pursuant to the Offer.

        The Purchase Price payable by Magna, and thus the amount owing to any depositing Class A Shareholder, will be stated and paid in U.S. dollars. All cash payable under the Offer will be denominated in U.S. dollars.

        Payment for Class A Subordinate Voting Shares accepted for purchase, and not withdrawn, pursuant to the Offer will be made by depositing the aggregate Purchase Price for such Class A Subordinate Voting Shares with the Depositary by bank transfer or other means satisfactory to the Depositary, who will act as agent for the depositing Class A Shareholders for the purpose of receiving payment from Magna and transmitting such payment to the depositing Class A Shareholders. Receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Class A Subordinate Voting Shares. Under no circumstances will interest accrue or be paid by Magna or the Depositary to persons depositing Class A Subordinate Voting Shares regardless of any delay in paying for any Class A Subordinate Voting Shares or otherwise.

        In the event of pro ration of Deposited Shares, Magna will determine the pro ration factor and pay for those Deposited Shares accepted for payment promptly after the Expiration Date in accordance with this Section 6. However, Magna does not expect to be able to announce the final results of any such pro ration for at least two Trading Days after the Expiration Date.

        Certificates for all Class A Subordinate Voting Shares not purchased, including all Class A Subordinate Voting Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price, Class A Subordinate Voting Shares not purchased due to pro ration and Class A Subordinate Voting Shares not accepted for purchase, will be returned promptly after the Expiration Date or termination of the Offer without expense to the depositing Class A Shareholder.

        The Purchase Price for Class A Subordinate Voting Shares deposited and purchased will be paid by cheque issued to the order of, and certificate(s) representing Class A Subordinate Voting Shares not deposited or not purchased under the Offer will be issued to, the person signing the relevant Letter of Transmittal or to the order of such other person as identified by the person signing such Letter of Transmittal, by properly completing the boxes captioned "Special Payment Instructions" and/or "Special Delivery Instructions" in such Letter of Transmittal. In the absence of an address being provided, cheques or certificates will be forwarded to the address of the person as shown on the share register for the Class A Subordinate Voting Shares.

        The Depositary will forward, at Magna's expense, cheques and certificates representing all Class A Subordinate Voting Shares not purchased by first-class mail, postage pre-paid, to the person signing the relevant Letter of Transmittal or to such other person or such other address as identified by the person in such Letter of Transmittal (unless, in the case of a cheque, the person signing the Letter of Transmittal instructs the Depositary to hold such cheque for pick-up) by properly completing the box captioned "Special Delivery Instructions" in such Letter of Transmittal.

7.     EXTENSION AND VARIATION OF THE OFFER

        Magna expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified under Section 5 of this Offer to Purchase, "Certain Conditions of the Offer", shall have been satisfied or waived, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written or oral (to be confirmed in writing) notice of extension or variation to the Depositary and by causing the Depositary to provide, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth under Section 10 of this Offer to Purchase, "Notice", to all Class A Shareholders. Promptly after giving notice of an extension or variation to the Depositary, Magna will make a public announcement of the extension or variation and provide or cause to be provided notice of such extension or variation to the TSX, the NYSE and the Canadian securities regulatory authorities and the SEC. In the case of an extension of the Offer, Magna will also issue a press release announcing the extension by 9:00 a.m. (Toronto time) on the Business Day following the previously scheduled Expiration Date. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated in writing to the Depositary at its principal office in Toronto, Ontario.

        Where the terms of the Offer are varied (other than a variation consisting solely of the waiver of a condition of the Offer or a variation consisting solely of an increase in the consideration offered under the Offer where the Expiration Date is not extended for a period of greater than 10 days), the period during which Class A Subordinate Voting Shares may be deposited pursuant to the Offer shall not expire before 10 days after the notice of variation has been given to holders of Class A Subordinate Voting Shares unless otherwise permitted by applicable law.

        If: (1)(i) Magna makes any change to the price range at which it is offering to purchase Class A Subordinate Voting Shares in the Offer, (ii) decreases the available funds and thereby decreases the number of Class A Subordinate Voting Shares that may be purchased in the Offer, or (iii) increases the amount of funds available for purchases and thereby increases the number of Class A Subordinate Voting Shares that may be purchased in the Offer by more than 2% of Magna's outstanding shares; and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth Business Day from, and including, the date that such notice of an increase or decrease is first published, sent or given to Class A Shareholders in the manner specified in this Section 7; the Offer will be extended until the expiration of such ten Business Day period.

        During any such extension or in the event of any variation, all Class A Subordinate Voting Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by Magna in accordance with the terms of the Offer, subject to Section 4 of this Offer to Purchase, "Withdrawal Rights". An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by Magna of its rights under Section 5 of this Offer to Purchase, "Certain Conditions of the Offer".

        If, prior to the Expiration Time, a variation in the terms of the Offer increases the consideration offered to Class A Shareholders by Magna, such increase shall be applicable to all Deposited Shares that are taken up pursuant to the Offer. The Purchase Price to be paid by Magna for any Class A Subordinate Voting Shares taken up and paid for as a result of an extension of the Offer shall be the same Purchase Price paid to Class A

Shareholders whose Class A Subordinate Voting Shares are taken up and paid for pursuant to, and prior to the extension of, the Offer.

        Notwithstanding the foregoing, the Offer may not be extended by Magna if all the terms and conditions of the Offer have been satisfied, except those waived by Magna, unless Magna first takes up and pays for all Class A Subordinate Voting Shares validly deposited under the Offer and not withdrawn.

        Magna also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not to accept for purchase any Class A Subordinate Voting Shares upon the occurrence of any of the events specified in Section 5 of this Offer to Purchase, "Certain Conditions of the Offer", or (ii) at any time or from time to time, to amend the Offer in any respect, including increasing or decreasing the number of Class A Subordinate Voting Shares Magna may purchase or the range of prices it may pay pursuant to the Offer. Magna's reservation of the right to delay payment for Class A Subordinate Voting Shares which Magna has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Magna pay the Purchase Price or return the Class A Subordinate Voting Shares deposited promptly after termination or withdrawal of the Offer.

        If, prior to the Expiration Time or after the Expiration Time but before the expiry of all rights to withdraw Class A Subordinate Voting Shares deposited to the Offer, a change (other than a change that is not within the control of Magna or its affiliates) has occurred in the information set forth in this Offer to Purchase, the Circular or in any notice of change or variation that would reasonably be expected to affect the decision of Class A Shareholders to accept the Offer, Magna will cause a notice of change to be delivered to all Class A Shareholders whose Class A Subordinate Voting Shares have not been taken up as of the date of such change and will extend the time during which the Offer is open to the extent required under applicable Canadian and United States securities legislation.

8.     PAYMENT IN THE EVENT OF MAIL SERVICE INTERRUPTION

        Notwithstanding the provisions of the Offer, cheques in payment for Class A Subordinate Voting Shares purchased under the Offer and certificates for any Class A Subordinate Voting Shares to be returned will not be mailed if Magna determines that delivery by mail may be delayed. Persons entitled to cheques or certificates which are not mailed for this reason may take delivery at the office of the Depositary at which the deposited certificates for the Class A Subordinate Voting Shares were delivered until Magna has determined that delivery by mail will no longer be delayed. Magna will provide notice as provided under Section 10 of this Offer to Purchase, "Notice", of any determination not to mail under this Section 8 as soon as reasonably practicable after such determination is made. The deposit by Magna of cheques with the Depositary in these circumstances will constitute delivery to the persons entitled to them and payment for the Class A Subordinate Voting Shares will be deemed to have been made immediately upon such deposit.

9.     LIENS; DIVIDENDS

        Class A Subordinate Voting Shares acquired pursuant to the Offer shall be acquired by Magna free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Class A Subordinate Voting Shares to Class A Shareholders of record on or prior to the date upon which the Class A Subordinate Voting Shares are taken up and paid for under the Offer shall be for the account of such Class A Shareholders. Each Class A Shareholder of record on that date will be entitled to receive that dividend or distribution, whether or not such Class A Shareholder deposits Class A Subordinate Voting Shares pursuant to the Offer.

10.   NOTICE

        Any notice to be given by Magna or the Depositary under the Offer will be deemed to have been properly and validly given if it is mailed by first-class mail, postage prepaid, to the Registered Class A Shareholders at their respective addresses as shown on the share registers maintained in respect of the Class A Subordinate Voting Shares and will be deemed to have been received on the first Business Day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Class A Shareholders and (ii) an interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, Magna will use reasonable efforts to disseminate the notice by other means, such as publication. In the event that post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice that Magna or the Depositary may give or cause to be given under the Offer will be deemed to have been properly and validly given and to have been received by Class A Shareholders if it is issued by way of a news release and if it is published once in the National Edition of the Globe & Mail or the National Post, in a French language daily newspaper of general circulation in Québec and in the Wall Street Journal.

11.   OTHER TERMS

  (a)
  No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of Magna other than as contained in this Offer to Purchase and the Letter of Transmittal, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by Magna.

  (b)
  The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

  (c)
  Magna, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer, the pro rata entitlement of each depositing Class A Shareholder, if applicable, and the validity of any withdrawals of Class A Subordinate Voting Shares.

  (d)
  The Offer is not being made to, nor will deposits of Class A Subordinate Voting Shares be accepted from or on behalf of, Class A Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Magna may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend the Offer to Class A Shareholders in any such jurisdiction.

  (e)
  For the purposes of subsection 191(4) of the Tax Act, the "specified amount" in respect of each Class A Subordinate Voting Share shall be Cdn.$86.00.

        The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian and United States securities legislation with respect to the Offer. Class A Shareholders are urged to carefully review the accompanying Circular for additional information relating to the Offer and Magna.

Dated: August 13, 2007	MAGNA INTERNATIONAL INC.

(Signed) Donald J. Walker Co-Chief Executive Officer

(Signed) Vincent J. Galifi Executive Vice-President and Chief Financial Officer

CIRCULAR

        This Circular is being furnished in connection with the accompanying Offer by Magna to purchase, up to a maximum of 20,000,000 of its Class A Subordinate Voting Shares, for an aggregate purchase price not exceeding $1,536,600,000 in cash, for not less than $76.50 and not more than $91.50 per Class A Subordinate Voting Share. Capitalized words and terms used in this Circular, unless otherwise defined herein, have the meanings given to them above under the heading "Definitions" found at pages 9 to 12 of the Offer to Purchase. The terms and conditions of the Offer to Purchase are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of the terms and conditions of the Offer.

1.     MAGNA INTERNATIONAL INC.

        Magna is a corporation existing under the laws of the Province of Ontario, Canada. Magna is the most diversified automotive supplier in the world. Magna designs, develops and manufactures automotive systems, assemblies, modules and components, and engineers and assembles complete vehicles primarily for sale to original equipment manufacturers (OEM's) of cars and light trucks in North America, Europe, Asia, South America and Africa. Magna's capabilities include: the design, engineering, testing and manufacture of automotive interior systems; seating systems; closure systems; metal body & chassis systems; mirror systems; plastic body, lighting & exterior trim systems; roof systems; electronic systems; powertrain & drivetrain systems; as well as complete vehicle engineering and assembly.

        The head office of the Corporation, and its principal place of business, is located at 337 Magna Drive, Aurora, Ontario, Canada, L4G 7K1. The telephone number of the Corporation at its head office is (905) 726-2462, the fax number is (905) 726-7164 and its web site is www.magna.com. Information contained on Magna's web site is not part of this Circular or the Offer.

        Magna's authorized share capital consists of an unlimited number of Class A Subordinate Voting Shares, 1,412,341 Class B Shares and 99,760,000 Preference Shares, issuable in series, all with no par value. As of August 10, 2007, a total of 109,463,768 Class A Subordinate Voting Shares and 1,092,933 Class B Shares were outstanding. If approved and implemented, an additional 20,000,000 Class A Subordinate Voting Shares will be issued from treasury pursuant to the proposed Arrangement. See Section 2 of this Circular, "The Arrangement". The Class A Subordinate Voting Shares are posted and listed for trading on both the TSX and the NYSE under the symbols "MG.A" and "MGA", respectively.

        Magna is subject to the information and reporting requirements of the Canadian provincial securities laws and the rules of the TSX, the NYSE and the Exchange Act and in accordance therewith files periodic reports and other information with the Canadian securities regulatory authorities, the SEC, the TSX and the NYSE relating to its business, financial condition and other matters. Magna files reports, statements and other information with the Canadian Securities Administrators, which may be accessed on the SEDAR web site (www.sedar.com) and with the SEC, which may be accessed on the EDGAR web site (www.sec.gov).

2.     THE ARRANGEMENT

        On May 10, 2007, Magna entered into the Transaction Agreement with, among others, Russian Machines and the Stronach Trust pursuant to which, among other things, Magna agreed to implement the Arrangement. Information about the Arrangement, including summaries of definitive agreements, the background to the Arrangement, a description of the required court, shareholder and regulatory approvals and a discussion of the interests of the Stronach Trust and the Principals in the Arrangement, are fully described in the Arrangement Circular.

        The Arrangement effects a series of transactions pursuant to which: (A) Magna will issue from treasury 20,000,000 Class A Subordinate Voting Shares to Newco II, a newly-formed corporation funded by RM Sub; (B) subject to the approval of a majority of the votes cast by "minority" Class B Shareholders, Magna will purchase for cancellation all the outstanding Class B Shares (other than the Class B Shares indirectly controlled by the Stronach Trust) for Cdn.$114.00 in cash per Class B Share and the number of votes attached to the Class B Shares will be reduced from 500 votes to 300 votes per share; (C) the Stronach Trust, 445, 446 and the Principals will effectively combine their respective holdings in Magna (in the case of the Principals, a portion of their holdings), together with the 20,000,000 Class A Subordinate Voting Shares to be issued in the Arrangement, which will effectively allow the Stronach Trust and the Principals to share in the dividends from, and, in certain circumstances, 50% of any capital appreciation in, the 20,000,000 Class A Subordinate Voting Shares to be issued in the Arrangement; (D) the size of the Board of Directors will be increased from nine to 13 directors; (E) four additional directors will be appointed to the Board of Directors, namely, Ms. Belinda Stronach, Lady Barbara Thomas Judge, Mr. Gregory C. Wilkins and Mr. James D. Wolfensohn; and (F) Magna's by-laws will be amended to remove the right of the Chairman of the Board of Directors to cast a second or deciding vote in the event of an equality of votes at meetings of the Board of Directors.

        Pursuant to the Transaction Agreement, 445, the Stronach Trust, Russian Machines and RM Sub have agreed to enter, and to cause Newco, Newco I.5 and Newco II to enter, into certain agreements at the Effective Time that will govern their relationship as shareholders, including in particular the voting of the 20,605,000 Class A Subordinate Voting Shares and the 726,829 Class B Shares to be held directly or indirectly by Newco, Newco I.5 and Newco II. Such agreements (being an investors agreement, a shareholders agreement governing Newco I.5 and Newco II and an exit agreement) will provide, among other things, as follows:

  •
  446 will have the right to designate six nominees (including the Chair) and RM Sub will have the right to designate six nominees for election to the Board of Directors. The two current co-chief executive officers of Magna will also be nominated for election to the Board of Directors. At least four nominees of each of 446 and RM Sub must meet certain independence requirements under applicable securities laws and stock exchange rules. The parties are required to consult with each other to ensure that Canadian residency requirements under the OBCA are met and, in the event that the parties cannot agree on which directors will be Canadian residents, at least three of 446's independent nominees and at least two of RM Sub's independent nominees must be resident Canadians.

  •
  The board of directors of Newco will consist of six directors: two nominees of 446 (including the Chair), two nominees of RM Sub, and each of the current co-chief executive officers of Magna; provided that (i) if either of the co-chief executive officers ceases to serve as a Newco director, unless 446 and RM Sub otherwise agree, each of 446 and RM Sub shall cause Newco to have four directors, being two nominees of 446 and two nominees of RM Sub, and (ii) if either of the co-chief executive officers resigns as an executive officer of Magna, unless 446 and RM Sub otherwise agree, such co-chief executive officer may continue to serve as a director of Newco.

  •
  Corporate governance guidelines for Magna will provide that: (i) directors shall declare their interest and abstain from voting on all matters where there is an actual or perceived conflict, including, in the case of Principals who are directors, the appointment of members to committees of the Board of Directors or any matter where 446 or RM Sub has a conflict; and (ii) any material transaction that is out of the ordinary course of business (for the purposes of such guidelines) will require the approval of two-thirds of the directors, where a transaction is deemed to be material if certain specified financial thresholds are exceeded.

        In addition, in connection with the Arrangement, Russian Machines, RM Sub, Newco, Newco I.5, Newco II and 446 will enter into an exit agreement which will provide that, at any time after the second anniversary of the Effective Date, RM Sub will have the right to withdraw its investment in Newco and Newco II and exit from its governance arrangements with the Stronach Trust by selling to Newco, or Newco's designee, its Newco shares, Newco II shares and the Newco II Loan in exchange for Class A Subordinate Voting Shares. At any time after the third anniversary of the Effective Date, 446 will have the right to require RM Sub to sell its Newco shares, Newco II shares and the Newco II Loan to Newco, or Newco's designee, in exchange for Class A Subordinate Voting Shares. The governance arrangements referred to above will terminate upon any sale by RM Sub of its investment in Newco and Newco II.

3.     PURPOSE AND EFFECT OF THE OFFER

        Magna believes that purchasing Class A Subordinate Voting Shares under the Offer represents an effective use of Magna's financial resources and is in the best interests of Magna for the following reasons:

  (a)
  the Offer will enable Magna to minimize the dilution to Shareholders that would otherwise result from the issuance of 20,000,000 Class A Subordinate Voting Shares pursuant to the proposed Arrangement;

  (b)
  Magna believes that the Offer is the most equitable and efficient means to distribute an aggregate of $1,536,600,000 in cash to its Class A Shareholders while providing Class A Shareholders with an option to elect whether to participate in the distribution;

  (c)
  the Offer provides Class A Shareholders who are considering the sale of all or a portion of their Class A Subordinate Voting Shares the opportunity to determine the price at which they are willing to sell their Class A Subordinate Voting Shares if such Class A Subordinate Voting Shares are deposited pursuant to an Auction Tender, or the opportunity to deposit their Class A Subordinate Voting Shares without specifying a price pursuant to a Purchase Price Tender and, if any such Class A Subordinate Voting Shares are purchased pursuant to the Offer, to sell such Class A Subordinate Voting Shares for cash without the usual transaction costs associated with market sales;

  (d)
  Class A Shareholders owning fewer than 100 Class A Subordinate Voting Shares, whose Class A Subordinate Voting Shares are purchased pursuant to the Offer, will avoid the payment of brokerage commissions, which may be applicable on a sale of their Class A Subordinate Voting Shares in a transaction on the TSX or the NYSE; and

  (e)
  the Offer will enable Magna to reduce the number of Odd Lots, the existence of which increases Magna's ongoing costs.

        Neither Magna nor its Board of Directors makes any recommendation to any Class A Shareholder as to whether to deposit or refrain from depositing any or all of such Class A Shareholder's Class A Subordinate Voting Shares pursuant to the Offer. No person has been authorized to make any such recommendation. Class A Shareholders are urged to evaluate carefully all information in the Offer to Purchase and this Circular, consult their own investment and tax advisors and make their own decisions as to whether to deposit Class A Subordinate Voting Shares to the Offer and, if so, how many Class A Subordinate Voting Shares to deposit and at what price or prices, if any.

        Background to the Offer.    In response to the dilution that would otherwise result from the issuance of 20,000,000 Class A Subordinate Voting Shares contemplated by the Arrangement, the Special Committee carefully reviewed and considered the potential transaction together with its financial advisors and members of executive management. The Special Committee, after receiving and considering advice from its financial advisors, has determined that pursuing a potential substantial issuer bid, consistent with Magna's previous announcement of its intention to conduct an issuer bid following completion of the Arrangement, would be an efficient use of Magna's financial resources for the reasons set out above. The Board of Directors considered the proposed Offer and whether it would be in the best interests of Magna. In evaluating the Offer, the Board of Directors gave careful consideration to the following material factors:

  (a)
  the effect of the Offer in minimizing the dilution to Shareholders that would result from the issuance of 20,000,000 Class A Subordinate Voting Shares pursuant to the proposed Arrangement;

  (b)
  the view of executive management that the Offer is the most equitable and efficient means to distribute an aggregate of $1,536,600,000 in cash to its Class A Shareholders while providing Class A Shareholders with an option to elect whether to participate in the distribution;

  (c)
  the positive impact that the purchase of Class A Subordinate Voting Shares will have on Magna's earnings calculated on a per share basis;

  (d)
  after giving effect to the Offer, Magna will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and to fund the future growth of Magna's business;

  (e)
  the Offer provides Class A Shareholders with an opportunity to realize on all or a portion of their investment in Magna, should they desire liquidity, in quantities which might not otherwise be available in the market and without incurring brokerage commissions which might otherwise be payable on a sale of their Class A Subordinate Voting Shares in a transaction on the stock exchanges on which the Class A Subordinate Voting Shares are traded;

  (f)
  depositing Class A Subordinate Voting Shares under the Offer is optional and available to all Class A Shareholders and, therefore, each Class A Shareholder is free to accept or reject the Offer;

  (g)
  the Offer is not conditional upon any minimum number of Class A Subordinate Voting Shares being deposited; and

  (h)
  it is reasonable to conclude that, following the completion of the Offer, there will be a market for beneficial owners of the Class A Subordinate Voting Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer (see "Liquidity of Market" below).

        On August 8, 2007, after receiving the recommendation of the Special Committee with regard to the Offer, the Board of Directors unanimously approved the making of the Offer, the delegation (within certain parameters established by the Board of Directors) of the pricing of the Offer to the Chairman of the Special Committee, the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. The Chairman of the Special Committee, after consulting with Magna's Chief Financial Officer, approved the pricing of the Offer, within the parameters established by the Board of Directors, following the close of trading on the TSX and the NYSE on August 10, 2007.

        The above discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive but is believed by the Board of Directors to include the material factors considered by the Board of Directors in its assessment of the Offer. In view of the wide variety of factors considered by the Board of Directors in connection with its assessment of the Offer, and the complexity of such matters, the Board of Directors did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the foregoing factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Board of Directors may have given different weights to various factors and may have applied different analyses to each of the material factors considered by the Board of Directors. The Board of Directors recommended the Offer based upon the totality of the information presented to and considered by it.

        Subject to certain exceptions, Canadian securities laws generally prohibit Magna and its affiliates from acquiring any Class A Subordinate Voting Shares, other than pursuant to the Offer, until at least 20 Business Days after the Expiration Date or date of termination of the Offer. Subject to applicable law, Magna may in the future purchase additional Class A Subordinate Voting Shares on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms which are more or less favourable to Class A Shareholders than the terms of the Offer. Any possible future purchases by Magna will depend on many factors, including the market price of the Class A Subordinate Voting Shares, Magna's business and financial position, the results of the Offer and general economic and market conditions.

        Class A Shareholders should carefully consider the income tax consequences of accepting the Offer. See Section 9 of this Circular, "Income Tax Consequences".

        Liquidity of Market.    As at August 10, 2007, Magna had 109,463,768 Class A Subordinate Voting Shares issued and outstanding, of which approximately 102,726,600 Class A Subordinate Voting Shares comprise the "public float", which excludes Class A Subordinate Voting Shares beneficially owned, or over which control or direction is exercised, by "related parties" of Magna, as defined under applicable Canadian securities laws. For the purpose of the Offer, "related parties" on that date are the directors and officers of Magna. The maximum number of Class A Subordinate Voting Shares that Magna is offering to purchase pursuant to the Offer represents approximately 18% of the Class A Subordinate Voting Shares outstanding on that date. If the Arrangement is completed, in the event that Magna purchases 20,000,000 Class A Subordinate Voting Shares (the maximum number of Class A Subordinate Voting Shares that may be purchased pursuant to the Offer) and none of the "related parties" deposit their Class A Subordinate Voting Shares pursuant to the Offer, the "public float" will comprise approximately 82,726,600 Class A Subordinate Voting Shares (assuming no exercise of options or conversion of Class B Shares or Convertible Debentures), excluding the 20,605,000 Class A Subordinate Voting Shares held by Newco and its subsidiaries.

        Magna is relying on the "liquid market exemption" specified in OSC Rule 61-501 and Regulation Q-27 and anticipated discretionary exemptive relief orders in certain other provinces in Canada from the requirement to obtain a formal valuation in connection with the Offer.

        Magna has determined that there is a liquid market in the Class A Subordinate Voting Shares because:

  (a)
  there are published markets for the Class A Subordinate Voting Shares, namely the TSX and the NYSE;

  (b)
  during the 12-month period before August 11, 2007 (the date the pricing of the Offer was first publicly announced):

  (i)
  the number of outstanding Class A Subordinate Voting Shares was at all times not less than 5,000,000, excluding Class A Subordinate Voting Shares beneficially owned, directly or indirectly, or over which control or direction was exercised, by related parties and Class A Subordinate Voting Shares that were not freely tradeable;

  (ii)
  the aggregate trading volume of the Class A Subordinate Voting Shares on the NYSE, being the published market on which the Class A Subordinate Voting Shares are principally traded, was at least 1,000,000 Class A Subordinate Voting Shares;

  (iii)
  there were at least 1,000 trades in Class A Subordinate Voting Shares on the NYSE; and

  (iv)
  the aggregate trading value of the trades in Class A Subordinate Voting Shares on the NYSE was at least $15,000,000; and

  (c)
  the market value of the Class A Subordinate Voting Shares on the NYSE, as determined in accordance with OSC Rule 61-501 and Regulation Q-27, was at least $75,000,000 for July 2007, being the calendar month preceding the calendar month in which the pricing of the Offer was first publicly announced.

        The Board of Directors considered the anticipated effect of the Offer on the liquidity of the market for beneficial owners of Class A Subordinate Voting Shares who do not deposit Class A Subordinate Voting Shares under the Offer and, in doing so, considered the following factors:

  (a)
  the extent by which the trading volume, number of trades and aggregate trading value of the Class A Subordinate Voting Shares during the 12-month period preceding the announcement of the pricing of the Offer, the size of the public float of the Class A Subordinate Voting Shares and the market value of the Class A Subordinate Voting Shares exceeds the minimum "liquid market" requirements specified in both OSC Rule 61-501 and Regulation Q-27;

  (b)
  the number of Class A Subordinate Voting Shares to be acquired under the Offer in relation to the public float, the trading volumes of and the number of trades in the Class A Subordinate Voting Shares on the TSX and the NYSE, the value of trades on the TSX and the NYSE and the market value of the Class A Subordinate Voting Shares in the 12 months preceding the announcement of the pricing of the Offer; and

  (c)
  the effect that the purchase of up to 20,000,000 Class A Subordinate Voting Shares by Magna would have on the aggregate shareholdings of related parties of Magna.

        The Board of Directors has determined that it is reasonable to conclude that, following the completion of the Offer, there will be a market for holders of Class A Subordinate Voting Shares who do not deposit Class A Subordinate Voting Shares under the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

        Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer or, it is anticipated, shall have been waived by such regulatory authorities prior to the Expiration Date.

        For further information, see the table included in Section 5 of this Circular, "Price Range of Class A Subordinate Voting Shares; Dividends; Previous Sales and Purchases of Shares — Trading of Class A Subordinate Voting Shares on Principal Markets".

        The Class A Subordinate Voting Shares are registered under the Exchange Act, which requires, among other things, that Magna furnish certain information to the SEC. Magna believes that the purchase of Class A Subordinate Voting Shares pursuant to the Offer will not result in the Class A Subordinate Voting Shares becoming eligible for deregistration under the Exchange Act.

        The Class A Subordinate Voting Shares purchased pursuant to the Offer will be cancelled.

4.     FINANCIAL INFORMATION

        A copy of Magna's most recent audited consolidated financial statements for the period ended December 31, 2006 as well as its unaudited interim consolidated financial statements for the three and six-month periods ended June 30, 2007 are available on the web site maintained by the Canadian Securities Administrators at www.sedar.com, the web site maintained by the SEC at www.sec.gov and on Magna's web site at www.magna.com. Class A Shareholders who wish to obtain a copy of these financial statements may do so, without charge, upon written request to Magna at 337 Magna Drive, Aurora, Ontario, Canada, L4G 7K1, Attention: Secretary, or by calling (905) 726-2462.

5.     PRICE RANGE OF CLASS A SUBORDINATE VOTING SHARES; DIVIDENDS; PREVIOUS SALES AND PURCHASES OF CLASS A SUBORDINATE VOTING SHARES

        Trading of Class A Subordinate Voting Shares on Principal Markets.    The Class A Subordinate Voting Shares are listed and posted for trading on TSX under the symbol "MG.A" and on the NYSE under the symbol "MGA". The following table sets forth for the periods indicated the high and low closing prices per Class A Subordinate Voting Share and volumes of Class A Subordinate Voting Shares traded on such exchanges as compiled from published financial sources for the periods indicated:

	TSX			NYSE
	High	Low	Volume	High	Low	Volume
	(Cdn.$)			(U.S.$)
2007
August (to and including August 10)	$91.27	$84.60	2,604,998	$86.25	$79.91	4,077,300
July	$100.97	$90.09	5,266,674	$96.89	$84.34	6,175,000
June	$98.87	$94.29	6,988,415	$93.09	$88.88	6,600,300
May	$96.08	$87.01	8,659,715	$89.23	$78.62	11,560,200
April	$90.75	$85.67	4,744,448	$80.40	$74.16	6,054,600
March	$87.90	$84.28	5,816,351	$75.76	$71.51	6,131,100
February	$94.75	$85.83	4,974,912	$81.19	$73.57	7,703,700
January	$94.49	$90.79	4,965,578	$80.68	$77.22	8,599,300
2006
December	$94.40	$89.95	6,332,035	$81.71	$78.96	8,492,700
November	$87.77	$81.10	5,852,344	$76.86	$71.75	6,783,300
October	$85.86	$81.70	3,437,363	$76.97	$72.63	4,424,500
September	$82.66	$78.12	4,668,464	$73.86	$70.21	5,199,000
August	$84.65	$77.90	3,989,889	$75.44	$69.74	5,059,900

Note: Past performance should not be seen as an indicator of future performance.

        The following table sets forth for the periods indicated the high and low sale prices per Class A Subordinate Voting Share and volumes of Class A Subordinate Voting Shares traded on the TSX and NYSE as compiled from published financial sources for the periods indicated:

	TSX			NYSE
	High	Low	Volume	High	Low	Volume
	(Cdn.$)			(U.S.$)
2007
July 1 – August (to and including August 10)	$101.76	$81.75	7,871,672	$97.61	$78.23	10,252,300
April 1 – June 30	$100.21	$85.32	20,392,578	$94.12	$74.03	24,215,100
January 1 – March 31	$95.08	$83.50	15,756,841	$81.56	$71.13	22,434,100
2006
October 1 – December 31	$96.00	$79.50	15,621,742	$82.67	$71.00	19,700,500
July 1 – September 30	$87.45	$76.69	11,776,299	$77.51	$68.40	15,108,100
April 1 – June 30	$92.10	$78.49	13,125,194	$83.35	$70.87	14,437,500
January 1 – March 31	$89.74	$78.25	14,237,090	$77.30	$68.87	16,241,700
2005
October 1 – December 31	$87.75	$75.88	10,875,587	$75.30	$65.52	15,702,100
July 1 – September 30	$96.50	$85.00	13,022,441	$79.47	$69.21	14,801,900
April 1 – June 30	$89.00	$75.00	13,787,122	$72.20	$60.00	16,437,800
January 1 – March 31	$99.90	$79.92	18,276,393	$82.77	$65.95	14,948,100

Note: Past performance should not be seen as an indicator of future performance.

        Magna publicly announced the proposed Arrangement before the opening of trading on the TSX on May 10, 2007. On May 9, 2007, the last Trading Day immediately prior to such announcement, the closing prices of Class A Subordinate Voting Shares on the TSX and the NYSE were Cdn.$87.23 and $78.93, respectively.

        On August 10, 2007, the last Trading Day immediately prior to the announcement of the pricing of the Offer, the closing price per Class A Subordinate Voting Share on the TSX and the NYSE was Cdn.$89.11 and U.S.$84.00, respectively.

        Class A Shareholders are urged to obtain current market quotations for the Class A Subordinate Voting Shares.

        Dividend Policy.    Magna's Corporate Constitution contains a Dividend Policy which provides that dividends shall be paid on Class A Subordinate Voting Shares and Class B Shares which, in aggregate in respect of a financial year, shall be: (a) equal to at least 10% of Magna's After Tax Profits (as defined in Magna's Corporate Constitution) for that financial year; and (b) on average, equal to at least 20% of Magna's After Tax Profits for that year and the two immediately preceding financial years. Magna has complied with this requirement since 1992 and intends to continue to fully comply with this requirement.

        Under Magna's Corporate Constitution, if Magna fails to comply with the Dividend Policy for a period of two consecutive financial years, the holders of Class A Subordinate Voting Shares will have the exclusive right, voting separately as a class, to nominate and elect additional directors. Under the Dividend Policy in Magna's Corporate Constitution, Magna's After Tax Profits available for distribution to holders of Class A Subordinate Voting Shares and Class B Shares will be calculated after payment of dividends on Magna's preference shares. There are currently no preference shares outstanding.

        The Board of Directors reserves the right to modify the dividend at any time and for any reason, subject to the requirements of the Corporate Constitution, particularly in response to financial, economic, operating or other relevant circumstances.

        During the two years preceding the date of the Offer, the Corporation has declared the following dividends on the Class A Subordinate Voting Shares and the Class B Shares:

Class	2006	2005
Class A Subordinate Voting Shares	$1.52 per share	$1.52 per share
Class B Shares	$1.52 per share	$1.52 per share

        From January 1, 2007 to August 10, 2007, Magna declared dividends of $0.79 per share on the Class A Subordinate Voting Shares and Class B Shares.

        For information with respect to the deemed dividend tax treatment for Class A Shareholders arising from the sale of their Class A Subordinate Voting Shares pursuant to the Offer, see Section 9 of this Circular, "Income Tax Consequences".

        Previous Purchases and Sales.    During the 12 months preceding the Offer, Magna has purchased Class A Subordinate Voting Shares for award as restricted shares to various members of management as follows:

Date of Purchase	Number of Class A Subordinate Voting Shares Purchased	Name of Purchasing Trust
May 23, 2007	50,205	Magna Employee Share Based Benefit Plan Trust for Canadian Employees
May 28, 2007	18,689	Magna Employee Share Based Benefit Plan Trust for Canadian Employees
May 28, 2007	13,472	Magna Employee Share Based Benefit Plan Trust for Non-Canadian Employees
June 19, 2007	8,041	Magna Employee Share Based Benefit Plan Trust for Canadian Employees

        These Class A Subordinate Voting Shares were purchased by Magna at prices equal to the closing price of Class A Subordinate Voting Shares on the TSX on the Trading Day immediately preceding the date of purchase. Such purchases were made privately from certain present or former members of Magna management for sale or award to certain other members of management as restricted shares in connection with their compensation arrangements. The trust for Canadian employees currently holds 32,788 of the Class A Subordinate Voting Shares it purchased, which it is in the process of selling or awarding to two members of executive management as restricted shares. The trust for non-Canadian employees currently holds the 13,472 Class A Subordinate Voting Shares it purchased, which it is in the process of selling or awarding to a member of executive management as restricted shares.

        The only securities awarded by Magna in the 12-month period preceding the Offer are set out in the table below:

Date of Sale	Number of Class A Subordinate Voting Shares Sold or Awarded	Name of Purchaser or Award Recipient
May 30, 2007	13,472	Jeffrey O. Palmer
May 30, 2007	26,945	Tommy J. Skudutis

        Previous Distributions.    There have been no distributions of Class A Subordinate Voting Shares during the five-year period preceding the Offer.

        Shares Issued Pursuant to Stock Option Plan.    The table below indicates the number of Class A Subordinate Voting Shares issued by Magna during each of its five most recently completed financial years upon the exercise of stock options pursuant to its Stock Option Plan, the average price per Class A Subordinate Voting Share and the aggregate proceeds received by Magna:

Financial Year Ended December 31	Number of Class A Subordinate Voting Shares Issued	Average Price per Class A Subordinate Voting Share	Aggregate proceeds received by Magna
		Cdn.$	U.S.$
2006	587,909	$62.70	$31,053,696
2005	443,689	$59.57	$19,953,285
2004	532,074	$69.49	$18,391,178
2003	801,425	$75.39	$42,140,223
2002	402,625	$74.67	$19,064,537

        Between January 1, 2007 and August 10, 2007, Magna issued an aggregate of 673,534 Class A Subordinate Voting Shares upon the exercise of stock options pursuant to its Stock Option Plan and stock appreciation rights at an average price per Class A Subordinate Voting Share of Cdn.$64.42, resulting in aggregate proceeds to Magna of $23,091,621.

        Arrangement.    Magna will issue 20,000,000 Class A Subordinate Voting Shares from treasury at a price of $76.83 per Class A Subordinate Voting Share pursuant to the Arrangement if it is approved by the requisite votes of Shareholders and implemented by Magna.

6.     OWNERSHIP OF MAGNA'S SECURITIES; TRANSACTIONS IN MAGNA'S SECURITIES

        Ownership of Securities of Magna.    The following table indicates, as at August 10, 2007, the number of outstanding securities of Magna beneficially owned, or over which control or direction was exercised, by each director and senior officer of Magna and, to the knowledge of Magna after reasonable enquiry, each associate of a director or senior officer of Magna.

Name	Relationship with Magna	Number of Class A Subordinate Voting Shares		% of Outstanding Class A Subordinate Voting Shares	Number of Options to Purchase Outstanding Shares	% of Options	Number of Class B Shares		% of Outstanding Class B Shares	Amount of Debentures	% of Outstanding Debentures
Frank Stronach	Chairman of the Board	5,906,654	(1)	5.38	—	—	930,164	(2)	85.09	—	—
Michael D. Harris	Director	—		—	5,000	0.162	—		—	—	—
Louis E. Lataif	Director	—		—	5,000	0.162	—		—	—	—
Klaus Mangold	Director	—		—	5,000	0.162	—		—	—	—
Donald Resnick	Director	1,902		0.002	10,000	0.32	—		—	—	—
Franz Vranitzky	Director	1,417		0.001	10,000	0.32	—		—	—	—
Lawrence Worrall	Director	907		0.0008	9,100	0.295	—		—	—	—
Donald J. Walker	Co-Chief Executive Officer	236,037		0.096	572,353	18.58	10,000		0.91	$50,000	0.05
Siegfried Wolf	Co-Chief Executive Officer	383,447		0.35	227,053	7.37	—		—	—	—
Belinda Stronach	Executive Vice-Chairman	—		—	341,000	11.07	—	(2)	—	—	—
Mark Hogan	President	—		—	100,000	3.25	—		—	—	—
J. Brian Colburn	Executive Vice-President and Secretary	15,696		0.014	165,000	5.36	—		—	$200,000	0.2
Peter Corcoran	Executive Vice-President	—		—	—	—	—		—	—	—

Vincent J. Galifi	Executive Vice-President & Chief Financial Officer	97,614	0.089	263,900	8.57	—	—	$200,000	0.2
Peter Koob	Executive Vice-President, Corporate Development	11,020	0.016	160,700	5.22	—	—	—	—
Marc J. Neeb	Executive Vice-President, Global Human Resources	2,700	0.002	43,000	1.39	—	—	—	—
Alon S. Ossip	Executive Vice-President	3,730	0.003	—	—	—	—	—	—
Jeffrey O. Palmer	Executive Vice-President	32,097	0.029	135,000	4.38	—	—	$40,000	0.04
Gerhard Randa	Executive Vice-President, Planning	1,202	0.001	151,000	4.90	—	—	—	—
Tommy J. Skudutis	Chief Operating Officer, Exteriors and Interiors	33,257	0.03	150,000	4.87	—	—	—	—
Herbert Demel	Chief Operating Officer, Vehicles and Powertrain	4,300	0.004	—	—	—	—	—	—
Keith Stein	Senior Vice-President, Corporate Affairs	1,000	0.001	20,000	0.65	—	—	—	—
Gerd Brusius	Vice President, Operational Improvement and Quality	4,000	0.004	—	—	—	—	—	—
Hubert Hoedl	Vice-President, Marketing and New Business Development-Europe	2,790	0.003	—	—	—	—	—	—
Patrick W. D. McCann	Vice-President and Controller	1,026	0.001	—	—	—	—	—	—
Robert D. Merkley	Vice-President, Internal Audit	—	—	—	—	—	—	—	—
Scott E. Paradise	Vice-President, Marketing and New Business Development-The Americas	4,881	0.004	10,660	0.35	—	—	—	—
Thomas A. Schultheiss	Vice-President and General Counsel-Europe	2,368	0.002	—	—	—	—	—	—
Michael Sinnaeve	Vice-President, Operational Improvement and Quality-The Americas	6,870	0.006	3,000	0.097	—	—	—	—

Louis Tonelli	Vice-President, Investor Relations	1,292	0.001	16,900	0.55	—	—	—	—
Paul H. Brock	Treasurer	438	0.0004	7,380	0.24	—	—	—	—
Bassem A. Shakeel	Assistant Secretary	—	—	—	—	—	—	—	—

(1)
Mr. Stronach (in his capacity as Chairman of Magna) retains the right to direct the voting on 3,755,768 Class A Subordinate Voting Shares held by the Canadian DPSP and 1,803,262 Class A Subordinate Voting Shares held by the U.S. DPSP.

(2)
Ms. Stronach and Mr. Stronach and two other members of Mr. Stronach's family are trustees of the Stronach Trust which has control and direction over 726,829 Class B Shares through 445. The Canadian DPSP beneficially owns 111,595 Class B Shares. The trustee of the Canadian DPSP is Sun Life Financial Trust Inc., which has the power to vote the shares in such plan; however, Mr. Stronach (in his capacity as Chairman of Magna) retains the right to direct the trustee regarding voting and disposing of the shares in such plan. 865714 Ontario Inc., a wholly-owned subsidiary of Magna, beneficially owns 91,740 Class B Shares. Mr. Stronach (in his capacity as Chairman of Magna) retains the right to direct the voting and disposing of such shares.

        To the knowledge of Magna, as at August 10, 2007, all directors and senior officers of Magna as a group beneficially owned an aggregate of 6,737,168 Class A Subordinate Voting Shares, or less than 6.2% of the outstanding Class A Subordinate Voting Shares. No person or company is acting jointly or in concert with Magna in connection with the Offer.

        To the knowledge of the directors and officers of Magna after reasonable enquiry, as at August 10, 2007, the only persons who beneficially owned or exercised control or direction over more than 10% of any class of equity securities of Magna are the following:

Holder	Number of Shares	% of Outstanding Shares
Stronach Trust(1)	726,829 Class B Shares	66.5%
Magna Deferred Profit Sharing Plan (Canada)(2).	111,595 Class B Shares	10.2%

(1)
These Class B Shares are held by 445. 99.9% of the outstanding voting securities of 445 are directly owned by the Stronach Trust.

(2)
The trustee of the Canadian DPSP is Sun Life Financial Trust Inc., which has the power to vote the shares in such plan; however, Mr. Frank Stronach (in his capacity as Chairman of Magna) retains the right to direct the trustee regarding voting and disposing of the shares in such plan.

        If approved and implemented, following completion of the Arrangement, the only shareholder who will beneficially own, directly or indirectly, or exercise control or direction over, 10% or more of the Class A Subordinate Voting Shares or Class B Shares will be:

Holder	Number and Class
Newco	726,829 Class B Shares(1) 20,605,000 Class A Subordinate Voting Shares(2)

(1)
Following the completion of the Arrangement, these Class B Shares will be held by 447, a wholly-owned subsidiary of Newco.

(2)
Following the completion of the Arrangement, 20,000,000 of these Class A Subordinate Voting Shares will be held directly by Newco II and 605,000 of these Class A Subordinate Voting Shares will be held indirectly by Newco I.5.

        Upon the completion of the proposed Arrangement, Newco would indirectly hold 726,829 Class B Shares and 20,605,000 Class A Subordinate Voting Shares. Consequently, assuming the Arrangement includes the acquisition of the Class B Shares and the reduction of the votes attached to the Class B Shares, all as more particularly described in the Plan of Arrangement, Newco would indirectly hold 100% of the outstanding Class B Shares and approximately 16% of the outstanding Class A Subordinate Voting Shares, representing collectively approximately 68.8% of the votes attached to all the Class A Subordinate Voting Shares and Class B Shares then outstanding. If the acquisition of the Class B Shares is not approved as part of the Arrangement by a minority of Class B Shareholders, but the Arrangement is otherwise approved by the requisite votes of Shareholders, then the Arrangement, excluding the acquisition of the Class B Shares and the reduction of the votes attached to the Class B Shares, will proceed (subject to the satisfaction or waiver of all other conditions), in which case Newco will indirectly control Class A Subordinate Voting Shares and Class B Shares representing approximately 56.8% of the votes attached to all the Class A Subordinate Voting Shares and Class B Shares then outstanding.

        If, following the completion of the Arrangement, Magna purchases Class A Subordinate Voting Shares pursuant to the Offer, the voting power of the shares of Magna held, indirectly, by Newco will increase depending on the number of Class A Subordinate Voting Shares purchased under the Offer. If Magna purchases 16,793,442 Class A Subordinate Voting Shares (the minimum number of Class A Subordinate Voting Shares that could be purchased under the Offer), Newco would indirectly hold 100% of the outstanding Class B Shares and approximately 18% of the outstanding Class A Subordinate Voting Shares, representing approximately 72% of the votes attached to all the Class A Subordinate Voting Shares and Class B Shares then outstanding. If Magna purchases 20,000,000 Class A Subordinate Voting Shares (the maximum number of Class A Subordinate Voting Shares that could be purchased under the Offer), then Newco would indirectly hold 100% of the outstanding Class B Shares and approximately 18% of the outstanding Class A Subordinate Voting Shares, representing approximately 73% of the votes attached to all the Class A Subordinate Voting Shares and Class B Shares then outstanding.

        Acceptance of the Offer.    To the knowledge of Magna, after reasonable enquiry, no director or senior officer of Magna, and no associate of a director or senior officer of Magna, will be depositing any Class A Subordinate Voting Shares pursuant to the Offer. Newco and its subsidiaries will also not be depositing any of their Class A Subordinate Voting Shares pursuant to the Offer.

        Sales During the Offer.    The directors and senior officers of Magna who beneficially own, directly or indirectly, or exercise control or direction over, Class A Subordinate Voting Shares have indicated that, subject to applicable securities laws, they may sell Class A Subordinate Voting Shares on the open market during the period prior to the Expiration Date.

        Commitments to Acquire Shares.    Magna has no commitments to purchase Class A Subordinate Voting Shares or other equity securities of Magna, other than pursuant to the Offer, pursuant to the Exchange Agreement and the Principals Exchange Agreement or to fund restricted share awards or sales. To the knowledge of Magna, after reasonable enquiry, no person named under "Ownership of Magna's Securities — Ownership of Securities of Magna" has any commitment to purchase Class A Subordinate Voting Shares or other equity securities of Magna, other than pursuant to restricted share awards or sales.

        Benefits from the Offer.    No person named under "Ownership of Magna's Securities — Ownership of Securities of Magna" will receive any direct or indirect benefit from accepting or refusing to accept the Offer, other than those benefits available to any Class A Shareholder from accepting or refusing to accept the Offer.

        Contracts, Arrangements or Understandings with Class A Shareholders.    There are no contracts, arrangements or understandings, formal or informal, between Magna and any Class A Shareholder with respect to the Offer or any person or company with respect to any securities of Magna in relation to the Offer.

        Prior Securities Transactions.    Based on Magna's records and on information provided to Magna by its directors, executive officers, affiliates and subsidiaries, except as set forth below or described elsewhere in Section 5 of this Circular, none of Magna or any of its directors, executive officers, affiliates or subsidiaries, or, to the best of its knowledge, any of its subsidiaries' directors or executive officers, has effected any transactions involving its Class A Subordinate Voting Shares during the 60 days prior to August 10, 2007.

Date of Purchase or Sale	Name	Number of Class A Subordinate Voting Shares Acquired(1)	Number of Class A Subordinate Voting Shares Sold
June 11, 2007	Paul H. Brock	2,000	2,000
June 15, 2007	Patrick W. D. McCann	200	—
June 20, 2007	J. Brian Colburn	22,000	22,000
June 21, 2007	John Davies	1,230	1,230
June 25, 2007	Alon S. Ossip	3,750	—
June 29, 2007	Tommy J. Skudutis	—	3,000
June 29, 2007	Frank Stronach	301,364	—

(1)
All of such Class A Subordinate Voting Shares were acquired through the exercise of outstanding stock options or share appreciation rights other than those acquired by Messrs. McCann and Ossip.

7.     MATERIAL CHANGES IN THE AFFAIRS OF MAGNA AND OTHER MATERIAL FACTS

        Except as described or referred to herein, Magna is not aware of any material fact concerning the Class A Subordinate Voting Shares or any other matter not previously generally disclosed and known to Magna that would reasonably be expected to affect the decision of Class A Shareholders to accept or reject the Offer. See Section 4 of this Circular, "Financial Information". Magna regularly reviews acquisition and disposition opportunities in the ordinary course of business. Except as described or referred to herein or as otherwise publicly disclosed, Magna has no current plans or proposals to make any material change in its business, corporate structure, management or personnel.

8.     PRIOR VALUATIONS

        Pursuant to the provisions of OSC Rule 61-501 and Regulation Q-27, an issuer making an offer for its securities must, with certain limited exceptions, disclose every prior valuation or appraisal, made in the 24 months before the date of such offer, of its securities or any material asset, whether or not prepared by an independent valuator, that would reasonably be expected to affect the decision of a securityholder to retain or dispose of the securities affected by the offer. To the knowledge of the directors and officers of Magna no "prior valuations" (as defined in OSC Rule 61-501 and Regulation Q-27) regarding Magna or its material assets have been prepared within the 24 months preceding the date hereof.

9.     INCOME TAX CONSEQUENCES

  Certain Canadian Federal Income Tax Considerations for Canadian Holders

        General.    Magna has been advised by Osler, Hoskin & Harcourt LLP that the following summary accurately describes the principal Canadian federal income tax considerations generally applicable to the sale of Class A Subordinate Voting Shares pursuant to the Offer by a Class A Shareholder who, at all relevant times, for purposes of the application of the Tax Act, is, or is deemed to be, resident in Canada, deals at arm's length with Magna, is not affiliated with Magna, and holds such Class A Subordinate Voting Shares as capital property (in each case a "Canadian Holder"). Generally, Class A Subordinate Voting Shares will be capital property to a Canadian Holder provided that the Canadian Holder does not hold the Class A Subordinate Voting Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade. Certain Canadian Holders may in certain circumstances be entitled to make or may have already made the irrevocable election permitted by subsection 39(4) of the Tax Act the effect of which may be to deem to be capital property any Class A Subordinate Voting Shares (and all other "Canadian securities", as defined in the Tax Act) owned by such Canadian Holder in the taxation year in which the election is made and in all subsequent taxation years. This portion of the summary is not applicable to a Canadian Holder an interest in which is a "tax shelter investment", as defined in the Tax Act or a Canadian Holder that is, for purposes of certain rules (referred to as the "mark-to-market" rules) applicable to securities held by financial institutions, a "financial institution", as defined in the Tax Act. Such Canadian Holders should consult their own tax advisors.

        Depending upon all of the circumstances, including the date of issue of a Class A Subordinate Voting Share, the date of acquisition of a Class A Subordinate Voting Share by a Canadian Holder that is a "specified financial institution" or a "restricted financial institution" for the purposes of the Tax Act and the extent of holdings of Class A Subordinate Voting Shares by such a Canadian Holder and persons with whom the Canadian Holder does not deal at arm's length, one effect of the Offer may be to cause a Class A Subordinate Voting Share to be treated as a "term preferred share" for the purposes of the Tax Act in respect of the sale of the Class A Subordinate Voting Share to Magna pursuant to the Offer. This summary is not applicable to a Canadian Holder that is a "specified financial institution" or "restricted financial institution" as defined in the Tax Act. Canadian Holders that are "specified financial institutions" or "restricted financial institutions" for the purposes of the Tax Act should consult their own tax advisors with respect to their particular circumstances.

        This summary is based on the current provisions of the Tax Act, and on counsel's understanding of the current administrative and assessing practices and policies of the Canada Revenue Agency ("CRA") published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may be different from those discussed herein.

        This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Canadian Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Canadian Holders should consult their own tax advisors having regard to their own particular circumstances.

        The deemed dividend tax treatment described below on the sale of Class A Subordinate Voting Shares pursuant to the Offer differs from the capital gains treatment which would generally apply to a sale in the market. Accordingly, Canadian Holders who are not generally exempt from Canadian federal income tax may wish to consider selling their Class A Subordinate Voting Shares in the market prior to the Expiration Date as an alternative to accepting the Offer in order to receive capital gains treatment on the sale of their Class A Subordinate Voting Shares. The selling price from such market sales may be different from the Purchase Price. Canadian Holders should consult their own tax advisors to determine whether doing so would be advantageous for them in their particular circumstances.

        Amounts relevant to the computation of income or gains for purposes of the Tax Act must be determined in Canadian dollars based on the prevailing exchange rates at the relevant times.

        Individual Canadian Holders.    Canadian Holders who are individuals resident in Canada, including trusts, and who sell Class A Subordinate Voting Shares to Magna pursuant to the Offer will be deemed to receive a taxable dividend equal to the excess of the amount paid by Magna for the Class A Subordinate Voting Shares over the paid-up capital of such Class A Subordinate Voting Shares. Magna estimates that the paid-up capital of a Class A Subordinate Voting Share is currently Cdn.$35.10. The paid-up capital of a Class A Subordinate Voting Share will change, however, as a result of the issuance by Magna of 20,000,000 Class A Subordinate Voting Shares to Newco II for $1,536,600,000 and the conversion of 148,704 Class B Shares to Class A Subordinate Voting Shares. The amount of such change will depend, in part, on the U.S.$/Cdn.$ exchange rate on the day of the issuance of such Class A Subordinate Voting Shares to Newco II. If such exchange rate were to equal the Bank of Canada noon rate on August 10, 2007 of U.S.$1.00 equals Cdn.$1.0536, Magna estimates that, on the Expiration Date, the paid-up capital per Class A Subordinate Voting Share would be approximately Cdn.$42.14. Magna will advise Canadian Holders of its final calculation of the paid-up capital number.

        The Tax Act has recently been amended to enhance the dividend gross-up and tax credit mechanism applicable to certain "eligible dividends" paid after 2005 by corporations resident in Canada. Under the amendments, a dividend, including the deemed dividend payable by Magna under the Offer, will be eligible for the enhanced gross-up and dividend tax credit if the dividend recipient receives notice from the paying corporation designating the dividend as an "eligible dividend". The full amount of the dividend deemed to be paid by Magna under the Offer will be designated as an eligible dividend by Magna.

        The excess of the amount paid by Magna for the Class A Subordinate Voting Shares over the amount deemed to be received by the Canadian Holder as a dividend will be treated as proceeds of disposition of the Class A Subordinate Voting Shares. The Canadian Holder will realize a capital loss (capital gain) on the disposition of the Class A Subordinate Voting Shares equal to the amount by which the Canadian Holder's proceeds of disposition, net of any costs of disposition, are less than (or exceed) the adjusted cost base to the Canadian Holder of the Class A Subordinate Voting Shares sold to Magna pursuant to the Offer. One-half of any capital loss (capital gain) realized by a Canadian Holder represents an allowable capital loss (taxable capital gain). Allowable capital losses may be deducted only against taxable capital gains subject to and in accordance with the provisions of the Tax Act. A taxable capital gain must be included in computing a Canadian Holder's income for the year of disposition. If the Canadian Holder is a trust under which a corporation is a beneficiary, the amount of any such capital loss otherwise determined will be reduced by the amount of dividends or deemed dividends received on the Class A Subordinate Voting Shares (including any dividends deemed to be received as a result of the disposition of Class A Subordinate Voting Shares to Magna under the Offer) to the extent and under the circumstances prescribed by the Tax Act. Similar rules apply where a partnership or a trust is a beneficiary of a trust or such a trust is a member of a partnership that disposes of Class A Subordinate Voting Shares pursuant to the Offer.

        An individual Canadian Holder who has realized a capital loss on the sale of Class A Subordinate Voting Shares under the Offer may have all or a portion of that loss denied if the "superficial loss" rules in the Tax Act apply. This may be the case where the individual Canadian Holder (or a person affiliated with the individual Canadian Holder as defined in the Tax Act) acquired additional Class A Subordinate Voting Shares in the period commencing 30 days prior to the sale of Class A Subordinate Voting Shares under the Offer and ending 30 days after the sale of the Class A Subordinate Voting Shares under the Offer. Canadian Holders are urged to consult with their own tax advisors with respect to the "superficial loss" rules.

        A capital gain realized, or a dividend received (or deemed to be received) by an individual, including a trust (other than certain specified trusts), as a result of the sale of Class A Subordinate Voting Shares pursuant to the Offer may give rise to a liability for alternative minimum tax. Canadian Holders should consult their own tax advisors with respect to the alternative minimum tax rules set out in the Tax Act.

        Corporate Canadian Holders.    A corporate Canadian Holder that is resident in Canada and that sells Class A Subordinate Voting Shares to Magna pursuant to the Offer will (subject to the potential application of subsection 55(2) of the Tax Act as described below) be deemed to receive a taxable dividend equal to the excess of the amount paid by Magna for the Class A Subordinate Voting Shares over the paid-up capital of such Class A Subordinate Voting Shares. Magna estimates that the paid-up capital of a Class A Subordinate Voting Share is currently Cdn.$35.10. The paid-up capital of a Class A Subordinate Voting Share will change, however, as a result of the issuance by Magna of 20,000,000 Class A Subordinate Voting Shares to Newco II for $1,536,600,000 and the conversion of 148,704 Class B Shares to Class A Subordinate Voting Shares. The amount of such change will depend, in part, on the U.S.$/Cdn.$ exchange rate on the day of the issuance of such Class A Subordinate Voting Shares to Newco II. If such exchange rate were to equal the Bank of Canada noon rate on August 10, 2007 of U.S.$1.00 equals Cdn.$1.0536, Magna estimates that, on the Expiration Date, the paid-up capital per Class A Subordinate Voting Share would be approximately Cdn.$42.14. Magna will advise Canadian Holders of its final calculation of the paid-up capital number.

        In the case of a Canadian Holder that is a corporation resident in Canada, any such dividend which is not required to be recognized as proceeds of disposition under subsection 55(2) of the Tax Act as described below will be included in computing the Canadian Holder's income as a dividend and will ordinarily be deductible in computing its taxable income. To the extent that such a deduction is available, private corporations (as defined in the Tax Act) and certain other corporations may be liable to pay refundable tax under Part IV of the Tax Act at a rate of 33 1/3% on the amount of the deemed dividend.

        Under subsection 55(2) of the Tax Act, a Canadian Holder that is a corporation resident in Canada may be required to treat all or a portion of the deemed dividend as proceeds of disposition and not as a dividend. Subsection 55(2) of the Tax Act does not apply to the portion of the dividend subject to tax under Part IV of the

Tax Act that is not refunded under the circumstances specified in subsection 55(2) and does not apply if the dividend would not be deductible in computing taxable income. Further, subsection 55(2) does not apply unless the Canadian Holder would have realized a capital gain if it disposed of any Class A Subordinate Voting Share at fair market value immediately before its sale to Magna and the sale to Magna resulted in a significant reduction in the portion of the capital gain that could reasonably be considered to be attributable to anything other than the Canadian Holder's "safe income" in respect of the particular Class A Subordinate Voting Share. Essentially, the safe income in respect of a particular Class A Subordinate Voting Share held by a Canadian Holder is the portion of Magna's undistributed income for purposes of the Tax Act which is attributable to such Class A Subordinate Voting Share and which is earned or realized after the later of 1971 and the time the Canadian Holder acquired the particular Class A Subordinate Voting Share. Corporate Canadian Holders should consult their tax advisors for specific advice with respect to the potential application of subsection 55(2) of the Tax Act having regard to their particular circumstances.

        The difference between the amount paid by Magna for the Class A Subordinate Voting Shares and the amount deemed to be received by the Canadian Holder as a dividend (taking into account the possible application of subsection 55(2) of the Tax Act) will be treated as proceeds of disposition of the Class A Subordinate Voting Shares for purposes of computing any capital gain or capital loss arising on the sale of the Class A Subordinate Voting Shares. The Canadian Holder will realize a capital loss (capital gain) on disposition of the Class A Subordinate Voting Shares equal to the amount by which the Canadian Holder's proceeds of disposition, net of any reasonable costs of disposition, are less than (or exceed) the adjusted cost base to the Canadian Holder of the Class A Subordinate Voting Shares sold to Magna pursuant to the Offer. Under the Tax Act, one-half of any capital loss (capital gain) realized by a Canadian Holder represents an allowable capital loss (taxable capital gain). Allowable capital losses may be deducted only against taxable capital gains subject to and in accordance with the provisions of the Tax Act. A taxable capital gain must be included in computing the Canadian Holder's income for the year of disposition. The amount of any capital loss realized by a corporate Canadian Holder on the disposition of a Class A Subordinate Voting Share may be reduced by the amount of dividends or deemed dividends received (including any dividends deemed to be received as a result of the sale of Class A Subordinate Voting Shares to Magna under the Offer) by it on such Class A Subordinate Voting Share to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where a Class A Subordinate Voting Share is sold pursuant to the Offer by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

        A corporate Canadian Holder that has realized a capital loss on the sale of the Class A Subordinate Voting Shares under the Offer may have all or a portion of that loss suspended if the corporate Canadian Holder (or a person affiliated with the corporate Canadian Holder as defined in the Tax Act) has acquired additional Class A Subordinate Voting Shares in the period commencing 30 days prior to the sale of Class A Subordinate Voting Shares under the Offer and ending 30 days after the sale of Class A Subordinate Voting Shares under the Offer. Canadian Holders are urged to consult their own tax advisors with respect to the "superficial loss" rules.

        A Canadian Holder that is a Canadian controlled private corporation (as defined in the Tax Act) throughout the year may be liable to pay additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains (but not dividends or deemed dividends that are deductible in computing taxable income).

Certain Canadian Federal Income Tax Considerations for Non-Canadian Holders

        Magna has been advised by Osler, Hoskin & Harcourt LLP that the following summary accurately describes the principal Canadian federal income tax considerations generally applicable to the sale of Class A Subordinate Voting Shares pursuant to the Offer by Class A Shareholders who, for purposes of the Tax Act, are not resident or deemed to be resident in Canada, who hold such Class A Subordinate Voting Shares as capital property, who do not use or hold, and are not deemed to use or hold, such Class A Subordinate Voting Shares in connection with carrying on a business in Canada, who have not, either alone or in combination with persons with whom the Class A Shareholder does not deal at arm's length, owned 25% or more of the issued shares of any class or series of the capital stock of Magna at any time within the five years preceding the sale of the Class A Subordinate Voting Shares under the Offer and, in the case of Class A Shareholders who have ceased to be resident in Canada, who have not elected under the Tax Act to treat such Class A Subordinate Voting Shares as taxable

Canadian property, and to whom such Class A Subordinate Voting Shares do not otherwise constitute taxable Canadian property (in each case a "Non-Canadian Holder"). This summary is not applicable to a Class A Shareholder that is a "financial institution" as defined in the Tax Act for the purposes of the mark-to-market rules.

        This summary is based on the current provisions of the Tax Act, and on counsel's understanding of the current administrative and assessing practices and policies of the CRA published in writing prior to the date hereof. This summary takes into account the Proposed Amendments and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may be different from those discussed herein.

        This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Non-Canadian Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Non-Canadian Holders should consult their own tax advisors having regard to their own particular circumstances.

        Amounts relevant to the computation of income or gains for purposes of the Tax Act must be determined in Canadian dollars based on the prevailing exchange rates at the relevant times.

        If the Class A Subordinate Voting Shares held by a Non-Canadian Holder are sold to Magna under the Offer, a taxable dividend will be deemed to arise as discussed under "Certain Canadian Federal Income Tax Considerations for Canadian Holders". Such dividend will be subject to Canadian withholding tax at a rate of 25% or such lower rate as may be provided under the terms of an applicable Canadian tax treaty. For example, under the Canada-United States Income Tax Convention (the "U.S. Treaty"), a deemed dividend received by a Non-Canadian Holder that is a U.S. resident for purposes of the U.S. Treaty and the beneficial owner of such dividends will generally be subject to Canadian withholding tax at a rate of 15%. Pursuant to the CRA's current administrative policies and assessing practices, most U.S. limited liability companies (LLCs) will not be considered to be a U.S. resident for the purposes of the U.S. Treaty and, therefore, are not entitled to the reduced rate of Canadian withholding tax.

        Under the U.S. Treaty, a dividend deemed to be paid to certain religious, scientific, charitable and similar tax-exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States, other than a dividend that constitutes income from carrying on a trade or business, is exempt from Canadian non-resident withholding tax. Provided that certain administrative procedures are observed regarding the registration of such organizations, Magna will not be required to withhold tax from payments made to such organizations. If qualifying organizations fail to follow the required administrative procedures, Magna will be required to withhold tax and the organizations will have to file with the CRA a claim for a refund to recover amounts withheld.

        The excess of the amount paid by Magna for the Class A Subordinate Voting Shares over the amount deemed to be received by the Non-Canadian Holder as a dividend would be treated as proceeds of disposition of the Class A Subordinate Voting Shares. The Non-Canadian Holder could realize a capital gain (capital loss) on the disposition of the Class A Subordinate Voting Shares as discussed under "Certain Canadian Federal Income Tax Considerations for Canadian Holders". A Non-Canadian Holder will not be subject to tax under the Tax Act on any such capital gain realized on a sale of Class A Subordinate Voting Shares to Magna under the Offer.

        In view of the deemed dividend tax treatment described above on the sale of Class A Subordinate Voting Shares pursuant to the Offer and the resulting Canadian withholding tax, Non-Canadian Holders may wish to consider selling their Class A Subordinate Voting Shares in the market prior to the Expiration Date as an alternative to selling their Class A Subordinate Voting Shares to Magna under the Offer. The selling price from such market sales may be different from the Purchase Price. Non-Canadian Holders should consult their own tax advisors to determine whether doing so would be advantageous for them in their particular circumstances.

  Certain United States Federal Income Tax Considerations

        Any discussions of United States federal tax matters set forth in this Circular and in the related Letter of Transmittal were written in connection with the Offer. Such discussions are not intended or written to be legal or tax advice to any person and are not intended or written to be used, and they cannot be used, by any person for the purpose of avoiding any United States federal tax penalties that may be imposed on such person. Each holder should seek advice based on its particular circumstances from an independent U.S. tax advisor.

        The following summary describes material United States federal income tax consequences relevant to the Offer for U.S. Holders. This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

        This discussion deals only with Class A Subordinate Voting Shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations or persons who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to Class A Subordinate Voting Shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the state, local or foreign tax consequences of the Offer. Holders of Class A Subordinate Voting Shares should consult their tax advisors as to the particular consequences to them of the Offer.

        If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Class A Subordinate Voting Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding Class A Subordinate Voting Shares should consult their own U.S. tax advisors.

        Exchange of Shares Pursuant to the Offer.    An exchange of Class A Subordinate Voting Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that exchanges Class A Subordinate Voting Shares in the Offer will be treated, depending on such U.S. Holder's particular circumstances, either as recognizing gain or loss from the disposition of the Class A Subordinate Voting Shares or as receiving a dividend distribution from Magna.

        Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Class A Subordinate Voting Shares for cash if the exchange (a) results in a "complete termination" of all such U.S. Holder's equity interest in Magna, (b) results in a "substantially disproportionate" redemption with respect to such U.S. Holder, or (c) is "not essentially equivalent to a dividend" with respect to the U.S. Holder. In applying these Section 302 tests, a U.S. Holder must take into account stock of Magna (including Class B Shares) that such U.S. Holder owns directly or constructively under attribution rules, pursuant to which the U.S. Holder will be treated as owning Class A Subordinate Voting Shares and Class B Shares owned by certain family members (except that in the case of a "complete termination" a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Magna stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding Class A Subordinate Voting Shares and/or Class B Shares owned by such U.S. Holder immediately after the exchange is less than 80% of the percentage of the Class A Subordinate Voting Shares and/or Class B Shares owned by such U.S. Holder immediately before the exchange. If an exchange of Class A Subordinate Voting Shares for cash fails to satisfy the "substantially disproportionate" test, the U.S. Holder nonetheless may satisfy the "not essentially equivalent to a dividend" test. An exchange of Class A Subordinate Voting Shares for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the U.S. Holder's equity interest in Magna. An exchange of shares for cash that results in a reduction of the proportionate equity interest in Magna of a U.S. Holder whose relative equity interest in Magna is minimal (an interest of less than one percent should satisfy this requirement) and that does not exercise any control over or participate in the management of Magna's corporate affairs should be treated as "not essentially equivalent to a dividend".

U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

        If a U.S. Holder is treated as recognizing gain or loss from the disposition of the Class A Subordinate Voting Shares for cash, such gain or loss will be equal to the difference between the amount of cash received (including amounts withheld in respect of Canadian taxes) and such U.S. Holder's adjusted tax basis in the Class A Subordinate Voting Shares exchanged therefor. Any such gain or loss will be long-term capital gain or loss if the holding period of the Class A Subordinate Voting Shares exceeds one year as of the date of the exchange and generally will be treated as income or loss from sources within the United States. Consequently, if a Canadian withholding tax is imposed on a disposition of Class A Subordinate Voting Shares treated as an exchange of such shares for United States federal income tax purposes, a U.S. Holder may not be able to derive U.S. foreign tax credit benefits in respect of such Canadian withholding tax if the U.S. Holder does not receive sufficient foreign source income from other sources. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

        If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of Class A Subordinate Voting Shares for cash, the entire amount received by such U.S. Holder pursuant to the exchange (including amounts withheld in respect of Canadian taxes) will be treated as a dividend to the extent of the portion of Magna's current and accumulated earnings and profits (computed under United States federal income tax principles) allocable to such shares. Magna believes that it is not and has never been a "passive foreign investment company". Therefore, provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to United States federal income tax at a maximum rate of 15% on amounts treated as dividends. To the extent that cash received in exchange for Class A Subordinate Voting Shares is treated as a dividend to a corporate U.S. Holder, it will not be eligible for a dividends-received deduction. Amounts treated as a dividend will constitute foreign source income for foreign tax credit limitation purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividend income with respect to the Offer will generally constitute "passive category income" but could, in the case of certain U.S. Holders, constitute "general category income". The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their U.S. tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

        To the extent that amounts received pursuant to the Offer exceed a U.S. Holder's allocable share of Magna's current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted tax basis of such U.S. Holder's Class A Subordinate Voting Shares, and any amounts in excess of the U.S. Holder's adjusted tax basis will constitute capital gain. Any remaining adjusted tax basis in the Class A Subordinate Voting Shares sold to Magna pursuant to the Offer will be transferred to any remaining shares of Magna stock held by such U.S. Holder.

        Information Reporting and Backup Withholding.    Proceeds from the disposition of the Class A Subordinate Voting Shares paid to a U.S. Holder may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder:

  •
  establishes that it is an exempt holder, or

  •
  in the case of backup withholding, provides an accurate taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

        Backup withholding is not an additional tax. The amount of any backup withholding collected will be allowed as a credit against United States federal income tax liability provided that appropriate returns are filed.

10.   CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

        Magna is not aware of any license or regulatory permit that is material to Magna's business that might be adversely affected by Magna's acquisition of Class A Subordinate Voting Shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Class A Subordinate Voting Shares by Magna pursuant to the Offer other than as outlined in this Section. Magna has filed with various Canadian securities regulators an application seeking exemptive relief from certain technical requirements of provincial securities legislation with respect to the Offer. Magna anticipates receiving an order granting the relief requested prior to the Expiration Date. Magna has filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer pursuant to Section 13(e)(1) of the Exchange Act and Rule 13e-4(c)(2) promulgated thereunder. Should any other approval or action be required, Magna currently contemplates that such approval or other action will be sought. Magna cannot predict whether it may determine to delay the acceptance or payment for Deposited Shares pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to Magna's business. Magna's obligations under the Offer to accept for payment and pay for Class A Subordinate Voting Shares are subject to certain conditions. See Section 5 of the Offer to Purchase, "Certain Conditions of the Offer".

11.   SOURCE OF FUNDS

        Magna has adequate cash on hand or available under existing credit facilities to fund the purchase of the maximum number of Class A Subordinate Voting Shares that could be purchased under the Offer. Accordingly, the completion of the Offer is not conditional on obtaining financing. The Offer is conditional on, among other things, the approval and implementation of the Arrangement, one step of which involves the treasury issuance of Class A Subordinate Voting Shares in an amount that could also be sufficient to fund the purchase of Class A Subordinate Voting Shares pursuant to the Offer. Magna currently intends to fund any purchase of Class A Subordinate Voting Shares pursuant to the Offer, including the related fees and expenses, from the proceeds received from the issuance from treasury of 20,000,000 Class A Subordinate Voting Shares pursuant to the Arrangement for aggregate proceeds of $1,536,600,000.

12.   DEPOSITARY

        Magna has appointed Computershare Investor Services Inc. to act as the Depositary for: (i) the receipt of certificates representing Class A Subordinate Voting Shares and related Letters of Transmittal deposited under the Offer; (ii) the receipt of certificates delivered pursuant to the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase, "Procedure for Depositing Shares"; (iii) the receipt from Magna of cash to be paid in consideration of the Class A Subordinate Voting Shares acquired by Magna under the Offer, as agent for the depositing Class A Shareholders; and (iv) the transmittal of such cash to the depositing Class A Shareholders. The Depositary may contact Class A Shareholders by mail, telephone or facsimile and may request brokers, dealers and other nominee Class A Shareholders to forward materials relating to the Offer to beneficial owners.

13.   STATUTORY RIGHTS

        Securities legislation in certain of the provinces and territories of Canada provides Class A Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to the Class A Shareholders. However, such rights must be exercised within prescribed time limits. Class A Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

14.   FEES AND EXPENSES

        Except as set forth above, Magna will not pay any fees or commissions to any broker, dealer or other person for soliciting deposits of Class A Subordinate Voting Shares under the Offer. Investment dealers, stock brokers, commercial banks and trust companies and other nominees may, upon request, be reimbursed by Magna for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

        No fee or commission will be payable by any Class A Shareholder who deposits such Class A Subordinate Voting Shares directly with the Depositary in connection with this Offer.

        Magna has retained Computershare Investor Services Inc. to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial and United States federal securities laws.

        Magna is expected to incur expenses of less than $500,000 in connection with the Offer, including filing fees and legal, depositary and printing fees.

APPROVAL AND CERTIFICATE

August 13, 2007

        The Board of Directors of Magna has approved the contents of the Offer to Purchase and Circular dated August 13, 2007, and the sending, communicating or delivery of the Offer to Purchase and Circular to the securityholders of Magna. The Offer to Purchase and Circular contain no untrue statement of a material fact and do not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, nor do they contain any misrepresentation likely to affect the value or the market price of the Class A Subordinate Voting Shares within the meaning of the Securities Act (Québec).

(Signed) DONALD J. WALKER Co-Chief Executive Officer	(Signed) VINCENT J. GALIFI Executive Vice-President and Chief Financial Officer
On behalf of the Board of Directors
(Signed) MICHAEL D. HARRIS Director	(Signed) DONALD RESNICK Director

CONSENT OF OSLER, HOSKIN & HARCOURT LLP

        We consent to the reference to our opinion contained under "Certain Canadian Federal Income Tax Considerations for Canadian Holders" and "Certain Canadian Federal Income Tax Considerations for Non-Canadian Holders" in the Circular of Magna International Inc. dated August 13, 2007 (the "Circular") and the inclusion of the foregoing opinion in the Circular.

Dated August 13, 2007	(Signed) OSLER, HOSKIN & HARCOURT LLP

The Letter of Transmittal, the Notice of Guaranteed Delivery, certificates representing Class A Subordinate Voting Shares and any other required documents should be sent or delivered by each depositing Class A Shareholder of Magna or the Class A Shareholder's investment dealer, stock broker, commercial bank, trust company or other nominee to the Depositary at one of its addresses below:

The Depositary for this Offer is:
Computershare Investor Services Inc.

By Regular Mail

P.O. Box 7021
31 Adelaide Street East
Toronto, Ontario, Canada
M5C 3H2

Attention: Corporate Actions

By Registered Mail, Hand or by Courier

100 University Avenue
9th Floor
Toronto, Ontario, Canada
M5J 2Y1

Attention: Corporate Actions

Toll Free: 1-800-564-6253
 Facsimile: (905) 771-4082
 E-mail: corporateactions@computershare.com

Any questions or requests for assistance may be directed to the Depositary at its addresses and telephone and facsimile numbers set forth above. Additional copies of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Class A Shareholders may also contact their investment dealer, stock broker, commercial bank, trust company or other nominee for assistance concerning the Offer.

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TABLE OF CONTENTS
CURRENCY
NOTICE TO HOLDERS OF CLASS B SHARES, OPTIONS AND CONVERTIBLE SECURITIES
INFORMATION FOR UNITED STATES CLASS A SHAREHOLDERS
AVAILABLE INFORMATION
SUMMARY TERM SHEET
DEFINITIONS
OFFER TO PURCHASE
CIRCULAR
APPROVAL AND CERTIFICATE
CONSENT OF OSLER, HOSKIN & HARCOURT LLP